Exhibit 10.35

AGREEMENT OF LEASE

between

KBS II 100-200 CAMPUS DRIVE, LLC,

Landlord

and

CELLECTAR BIOSCIENCES, INC.,

Tenant

PARK AVENUE AT MORRIS COUNTY

FLORHAM PARK, NEW JERSEY

LIST OF EXHIBITS

Exhibits

A	Floor Plan
A-1	Site Plan of Building
A-2	Site Plan of Complex
B	Work Letter to Lease
C	Rules and Regulations
D	Cleaning Services
E	Parking Plan
F	HVAC Specifications
G	Contractor Regulations

- i -

LEASE AGREEMENT DATED ________________, 2018

This LEASE AGREEMENT (this “Lease”) made between KBS II 100-200 CAMPUS DRIVE, LLC (“Landlord”), a Delaware limited liability company, having an office c/o KBS Capital Advisors, LLC, 590 Madison Avenue, 26th Floor, Asset Management, New York, New York 10022 and Cellectar Biosciences, INC. (“Tenant”), a Delaware corporation, having an address at 3301 Agriculture Drive, Madison, Wisconsin 53716 and having a taxpayer identification number of 04-3321804.

PREAMBLE

BASIC LEASE PROVISIONS AND DEFINITIONS.

In addition to other terms elsewhere defined in this Lease, the following terms whenever used in this Lease should have only the meanings set forth in this Preamble, unless such meanings are expressly modified, limited, or expanded elsewhere herein.

I.         Demised Premises: The Demised Premises is depicted on the floor plan annexed hereto and made a part hereof as Exhibit A and is deemed to contain three thousand nine hundred eighty three (3,983) rentable square feet located on the second (2nd) floor of a building deemed to contain three hundred seventy-six thousand four hundred two (376,402) rentable square feet located at 100 Campus Drive in the Borough of Florham Park, Morris County, New Jersey, as shown on the site plan attached hereto and a part hereof as Exhibit A-1 (the “Building”). The Building is part of an office complex known as Park Avenue at Morris County (the “Complex”). The Complex, which is situated on the Complex Land (as defined in Paragraph l(a) of this Lease), presently consists of six (6) buildings, as shown on the site plan attached hereto and made a part hereof as Exhibit A-2. The Complex is situated on the Complex Land (as defined in Paragraph l(a) of the Lease) and is deemed to contain one million one hundred fifty-six thousand five hundred fifty-four (1,156,554) rentable square feet of office space.

II.     Term: Sixty – four (64) Lease Months. As used in this Lease, the first “Lease Month” shall commence on (a) the Commencement Date (hereinafter defined), if the Commencement Date falls on the first (1st) day of the first (1st) calendar month during which the Commencement Date occurs, and (b) if the Commencement Date does not fall on the first (1st) day of the first (1st) calendar month during which the Commencement Date occurs, then the first (1st) Lease Month shall begin on the first (1st) day of the first (1st) full calendar month beginning after the Commencement Date. If the Commencement Date is not the first (1st) day of a month, the Fixed Rent (as such term is hereinafter defined) for the fractional portion of the month preceding the first Lease Month shall be calculated on a pro-rata basis, based on the Fixed Rent payable during the first (1st) Lease Month, beginning with and including the Commencement Date through the last day of that month, using the actual number of days in that month and Fixed Rent for said fractional period shall not be abated or free hereunder and shall in all events be payable by Tenant upon the first (1st) day of the first (1st) Lease Month of the Lease. Every calendar month after the first (1st) Lease Month shall be a Lease Month.

III.      Expiration Date: 11:59 p.m. eastern time on: (i) the day immediately preceding the sixty-four (64) month anniversary of the Commencement Date, if the Commencement Date occurs on the first day of a calendar month; or (ii) the last day of the calendar month occurring sixty-four (64) months after the Commencement Date, if the Commencement Date does not occur on the first day of a calendar month.

IV.      Renewal Term: One (1) Renewal Term of sixty (60) months.

V.       Permitted Use: General first-class office use, and for no other purpose.

VI.       Annual Fixed Rent and Monthly Fixed Rent:

PERIOD	APPROXIMATE RATE PER RENTABLE SQUARE FOOT	ANNUAL FIXED RENT	MONTHLY FIXED RENT
Lease Months 1 - 12	$37.466	$149,227.08	$12,435.59
Lease Months 13 - 24	$38.146	$151,935.48	$12,661.29
Lease Months 25 - 36	$38.839	$154,698.12	$12,891.51
Lease Months 37 - 48	$39.547	$157,515.96	$13,126.33
Lease Months 49 - 60	$40.268	$160,390.20	$13,365.85
Lease Months 61 - 64	$41.005	$163,321.92	$13,610.16
Renewal Term	100% of the Fair Market Renewal Rent (as defined in Article 24 hereof)		One-twelfth (1/12th) of 100% of the Fair Market Renewal Rent

VII.     Late Charge: An amount equal to the sum of: (i) interest at the Prime Rate, as defined hereinafter, plus five (5%) percent per annum, which interest shall accrue from the date any payment of Fixed Rent or Additional Rent is due until the date of payment of the same; plus (ii) an administrative fee equal to three (3%) percent of said late payment.

VIII.    Tenant’s Proportionate Share: The percentage arrived at by dividing (i) the rentable square footage of the Demised Premises (which, as of the Commencement Date, is deemed to be three thousand nine hundred eighty three (3,983) rentable square feet) by (ii) the rentable square footage of the Building (which, as of the Commencement Date, is deemed to be three hundred seventy six thousand four hundred two (376,402) rentable square feet), and therefore being one and six hundredths (1.06%) percent.

IX.      Building’s Proportionate Share of Complex Operating Expenses: The percentage arrived at by dividing (i) the rentable square footage of the Building (which, as of the Commencement Date, is deemed to be three hundred seventy six thousand four hundred two (376,402) rentable square feet) by (ii) the rentable square footage of the Complex (which, as of the Commencement Date, is deemed to be one million one hundred fifty-six thousand five hundred fifty-four (1,156,554), and therefore being thirty two and fifty five hundredths (32.55%) percent.

X.       Security Deposit: $75,000.00.

XI.      Tenant’s S.I.C. Code (as per most recent S.I.C Manual as published by the United States Office of Management Budget): 2834.

XII.     Tenant’s NAICS Code (as per most recent U.S. North American Industry Classification System Manual (as published by the United States Office of Management and Budget): 541712.

XIII.     Designated Brokers: Avison Young – New York, LLC and CBRE, Inc.

XIV.     Number of Tenant Allocated Parking Spaces: Fifteen (15), consisting of one (1) exclusive space reserved in the surface parking area serving the Building (the “Exclusive Space”), as depicted on the parking plan attached hereto as Exhibit E, and fourteen (14) non-exclusive spaces in the common parking area serving the Building and other buildings on the Land (collectively, the “Non-Exclusive Spaces”). Parking spaces are subject to the further provisions of Paragraph 23 of this Lease.

XV.      Prime Rate: The prime commercial bank lending rate on 90 day loans announced by the Wall Street Journal.

XVI.    Building Holidays: Building Holidays shall be President’s Day; Good Friday; Memorial Day; Independence Day; Labor Day; Thanksgiving Day and day after; Christmas Day and New Year’s Day; the Monday before or the Friday after if Christmas Day, New Year’s Day, or Independence Day falls on Tuesday or on Thursday, respectively; and the Friday before or the Monday after if Christmas Day, New Year’s Day, or Independence Day falls on Saturday or on Sunday, respectively. Notwithstanding the foregoing, subject to events of Force Majeure (as such term is hereinafter defined), casualty and eminent domain, Tenant shall have access to the Demised Premises, and the parking spaces provided to Tenant in accordance with the terms and conditions of this Lease, twenty-four (24) hours a day, seven (7) days a week, three hundred sixty-five (365) days per year.

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XVII.   Business Days: Weekdays excluding Building Holidays.

XVIII.  Business Hours: Said hours shall be from 8:00 A.M. to 6:00 P.M. on weekdays and 8:00 A.M. to 1:00 P.M. on Saturdays. Business Hours do not include Sundays or Building Holidays.

XIX.    Commencement Date: The date that the Tenant Improvements (hereinafter defined) described on Exhibit B annexed hereto (the “Workletter”) have been Substantially Completed (as such term is defined in the Workletter) by Landlord. As soon as same is reasonably practical in Landlord’s determination during the progress of Landlord’s construction of the Tenant Improvements, Landlord shall endeavor to notify Tenant in writing of the estimated Commencement Date.

The parties hereby agree to the following terms and conditions:

1.	Demised Premises, Term, and Purpose.

(a)       Landlord does hereby lease to Tenant, and Tenant does hereby lease from Landlord the Demised Premises located in the Building, together with the non-exclusive right to use any pedestrian easements and/or vehicular easements that may exist from time to time for the benefit of tenants of the Building over any portion of the Complex Land, together with all other Common Areas, as defined in Paragraph 1(d), for the Term commencing on the Commencement Date, as defined in Section XIX of the Preamble to this Lease, and ending on the Expiration Date, or such earlier date upon which the Term may expire or be terminated pursuant to the provisions of this Lease or pursuant to law. The parcel of land on which the Building is located (the “Land”) is known and designated as Lot 7, Block 1201 on the tax maps of the Borough of Florham Park. The parcels of land on which the Complex is located (the “Complex Land”) are known and designated as Lots 5, 6, and 7, Block 1201 on the tax map of the Borough of Florham Park.

(b)       For purposes of this Lease the “Commencement Date” shall be as described in Section XIX of the Preamble to this Lease, subject to the provisions of Paragraphs 4(b)(i) - (iv). Subject to the provisions of Paragraphs 4(b)(i) - (iv), Tenant herein waives any damages or claims against Landlord which may result from any delay in the occurrence of the Commencement Date on or by any particular date, whether by reason of Landlord’s failure to deliver the Demised Premises to Tenant on or by a particular date, or otherwise.

(c)       The Demised Premises shall be used by Tenant for the Permitted Use and for no other use or purpose. The Permitted Use shall not be deemed to include the following uses which are expressly prohibited: any use or manner of use so as to be open to the general public or which would create unusual amounts of traffic in the Building or the Demised Premises; governmental offices or any subdivision or agency thereof or quasi governmental agency or court of law; use by an instrumentality entitled to diplomatic immunity; drive-up facility; a school, college, university or educational institution of any type, whether for profit or nonprofit, training, or similar classes for members of the general public; union offices; medical or similar treatments; barber or beauty parlor; gaming or political activities; pornographic; employment, recruiting, or placement activities (except executive search); retail or wholesale sale and delivery of goods; manufacturing, repairing, servicing, or receiving for repair or service; and any other use or uses that are of the same or similar nature or character. Tenant shall not use or occupy the Demised Premises or any part thereof for any purpose deemed unlawful, disreputable, or extra-hazardous on account of fire or other casualty or for any purposes that shall impair the character of the Building. Tenant, at its sole cost and expense, shall obtain any consents, licenses, permits, or approvals required or obtainable in normal course to conduct its business at the Demised Premises.

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(d)       The “Common Areas” shall consist of the “Building Common Areas,” as defined hereinafter, and the “Complex Common Areas,” as defined hereinafter. The Common Areas shall be operated and maintained by Landlord and/or such other owners or operators for the benefit of all tenants in a manner similar to that of other office buildings in the Morris County, New Jersey area that are reasonably similar to the Building with respect to tenant mix, size, and age. The use of the Common Areas shall be in common with Landlord, other tenants of the Building and the Complex, and other persons entitled to use the same. Landlord shall not diminish the Common Areas in any way that has a materially negative impact on Tenant’s ability to conduct its business for the Permitted Use at the Demised Premises.

    (i)          The “Building Common Areas” shall be those parts of the Building and other improvements designated by Landlord for the common use or benefit of all tenants of the Building, including, but not limited to: utility lines, pumpstations, drainage basins, swales, detention or retention ponds, and other facilities on or serving the Land; halls, lobbies, and delivery passages; drinking fountains; public toilets; parking facilities; lobby plantings, interior landscaped areas, and exterior landscaped areas on the Land; atriums; and other facilities or Improvements owned, operated, or maintained, in whole or in part, by Landlord for use by or for the benefit of all tenants of the Building.

    (ii)         The “Complex Common Areas” shall be those parts of the Complex designated by Landlord from time to time for the common use or benefit of all tenants in the Complex, including, but not limited to: utility lines, pumpstations, drainage basins, swales, detention or retention ponds, and other facilities on or serving the Complex Land; parking lots; service buildings; parkways; drives, including Campus Drive, and other road improvements providing access to the lots comprising the Complex; greenspaces; parks; fountains; and other facilities or Improvements owned, operated, or maintained, in whole or in part, by Landlord or the owner or operator from time to time of same, for use by all tenants of the Complex.

(e)       For purposes of this Lease the term “Improvements” shall mean and include all, whether existing now or in the future, buildings, including the Building, and/or appurtenant structures or improvements of any kind, whether above, on, or below the Land surface (including, without limitation, outbuildings; loading areas; canopies; walls; waterlines; sewer, electrical, and gas distribution facilities; parking facilities; walkways; streets; curbs; roads; rights of way; fences; hedges; exterior plantings; poles; and signs).

2.	Rent.

(a)       The rent reserved under this Lease for the Term hereof shall be and consist of: (i) the Fixed Rent payable in equal monthly installments in advance on the first day of each and every calendar month during the Term (except that Tenant shall pay to Landlord one (1) monthly installment of Fixed Rent on the execution of this Lease, which installment shall be applied to the Monthly Fixed Rent due and payable under this Lease); plus (ii) such additional rent (“Additional Rent”) in an amount equal to Tenant’s Proportionate Share of increases in Operating Expenses and Real Estate Taxes (as such terms are defined in Paragraph 3 of this Lease) over the Initial Year Operating Expenses and Initial Year Real Estate Taxes (as such terms are defined in Paragraph 3 of this Lease), as the case may be, as described in Paragraph 3 of this Lease, all charges for services and utilities pursuant to Paragraph 15 hereof, and any other charges or amounts that shall become due and payable hereunder, including, without limitation, the reasonable expenses incurred by Landlord in the enforcement against Tenant or any party taking by or through Tenant of any of the agreements, covenants, and obligations under this Lease and including reasonable legal fees and/or post-judgment collection fees that may accrue in the event suit against Tenant or any party taking by or through Tenant for rent or dispossess proceedings are necessary to obtain the possession of the Demised Premises or to collect the rent, all of which Additional Rent shall be payable as hereinafter provided. All rent shall be paid to Landlord at its office stated above or such other place Landlord may designate in writing. If the Commencement Date shall occur on a date other than the first day of a calendar month, or the Expiration Date or other termination date of this Lease shall occur on a day other than the last day of a calendar month, the rent for the partial month commencing on the Commencement Date or ending on the Expiration Date shall be appropriately pro-rated on the basis of the pro rata portion of the calendar month during which such payment is to be made.

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(b)       Tenant does hereby covenant and agree to pay promptly the Fixed Rent and Additional Rent herein reserved as and when the same shall become due and payable, without demand therefor and without any set-off, recoupment, or deduction whatsoever, except as may be otherwise expressly set forth in this Lease. All Additional Rent payable hereunder that is not due and payable on a monthly basis during the Term, unless otherwise specified herein, shall be due and payable within twenty (20) days of delivery by Landlord to Tenant of notice to pay the same together with reasonable supporting backup documentation therefor.

(c)       In the event any payment of Fixed Rent or Additional Rent shall be paid after the due date for the same as provided herein, Tenant shall pay, together with such payment, the Late Charge.

(d)       Provided that Tenant is not then, or at any other time, in default of this Lease beyond the expiration of any grace or cure period expressly provided for in this Lease and this Lease be and remains in full force and effect, Tenant shall be entitled to a one-time credit against the Monthly Fixed Rent payments (but not any Additional Rent, electricity charges or any other charges or payments due hereunder, which such Additional Rent, electricity charges and other charges and payments shall be due and payable commencing on the Commencement Date) payable by Tenant under this Lease during the following Lease Months only and in the following amounts only:

Lease Month	Amount of Abatement

1	$11,285.17
2	$11,285.17
3	$11,285.17
4	$11,285.17

(collectively, the “Rent Abatement”). In the event that on the date any such Rent Abatement is to be applied Tenant is in default of this Lease beyond the expiration of any grace or cure period expressly provided for in this Lease such that this Lease has been terminated or Tenant’s right to possession of the Demised Premises has been terminated, then the Rent Abatement theretofore applied against Fixed Rent or thereafter to be applied against Fixed Rent shall be entirely forfeited, and the equivalent amount of any such Rent Abatement theretofore applied to the Fixed Rent shall be immediately remitted by Tenant to Landlord as Additional Rent. The “Rent Commencement Date” is the Commencement Date.

Except as may be expressly described hereinabove or anywhere else in this Lease, there shall be no abatements of Fixed Rent during the Term. If the Commencement Date is not the first day of a month, the Fixed Rent for the fractional portion of the month preceding the first (1st) full calendar month of the Term shall be calculated on a pro-rata basis, based on the Fixed Rent payable during the first (1st) month of the Term, beginning with and including the Commencement Date through the last day of that month, using the actual number of days in that month and Fixed Rent for said fractional period shall be payable on or before the first day of the first (1st) full calendar month of the Term (and anything stated herein to the contrary notwithstanding, Fixed Rent for said fractional period shall not be abated hereunder).

3.	Operating Expenses and Real Estate Taxes.

(a)       For purposes of this Paragraph, the following definitions shall apply:

“Initial Year” shall mean calendar year 2018.

“Lease Year” shall mean each calendar year subsequent to the Initial Year.

“Initial Year Operating Expenses” shall mean those Operating Expenses, as defined hereinafter, paid or incurred by Landlord during the Initial Year.

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“Initial Year Real Estate Taxes” shall mean the Real Estate Taxes, as defined hereinafter, payable by Landlord for the Initial Year.

“Real Estate Taxes” shall mean all real property taxes and assessments now or hereafter imposed upon the Land, the Improvements, and other real property included with or located upon the Land. If, due to a change in the method of taxation or assessment, any franchise, income, profit or other tax, however designated, shall be substituted by the applicable taxing authority, in whole or in part, for the Real Estate Taxes now or hereafter imposed on the Land, the Improvements, or other real property included in the Land, such franchise, income, profit, or other tax shall be deemed to be included in the term “Real Estate Taxes.” Real Estate Taxes shall not include any inheritance, estate, succession, transfer, gift, franchise, net income, capital stock tax, corporate, capital levy, stamp, or transfer tax (except to the extent that, as provided for above, such tax is substituted for and in lieu of Real Estate Taxes now or hereafter imposed).

“Operating Expenses” shall mean: (i) the total of all the costs and expenses paid or incurred by Landlord (and/or others to the extent such costs paid or incurred by others are chargeable to Landlord) with respect to the management, operation, maintenance, and repair of the Land, the Building, and any of the other Improvements and the services provided tenants therein (excepting electrical energy expenses paid directly by tenants (including Tenant) to Landlord or the applicable utility supplying said service pursuant to Paragraph 15 of this Lease and equivalent provisions of other leases), including, but not limited to: all utilities, including without limitation, water, electricity, gas, lighting, sewer and waste disposal; air conditioning, ventilation, and heating; lobby maintenance and cleaning; maintenance of elevators; protection and security; lobby plantings and interior landscape maintenance; exterior landscape maintenance; snow removal; parking lot maintenance, striping, and repairs; operation, maintenance, repair, or replacement of utility lines, pumpstations, drainage basins, swales, detention or retention ponds, and other facilities on or serving the Land; maintenance and painting of non-tenanted areas; fire, all-risk, boiler and machinery, sprinkler, apparatus, public liability, environmental, property damage, rent, plate glass, and terrorism insurance (including any applicable deductibles for the foregoing insurance); supplies; wages, salaries, disability benefits, pensions, hospitalization, retirement plans, group insurance, worker’s compensation insurance, payroll, social security, unemployment, and other similar taxes with respect to employees of Landlord; uniforms and workers’ clothes for such employees and the cleaning thereof and other similar employees benefits and expenses imposed on Landlord pursuant to law or to any collective bargaining agreement with respect to Landlord’s employees (up to and including the Building manager) to the extent and in such proportion that the services of such employees are dedicated to the operation of the Building; the cost for a bookkeeper and for an accountant and any other professional and consulting fees, including legal and auditing fees to the extent and in such proportion that the services of such professional and consultants are dedicated to the operation of the Building; association fees or dues; the expenses, including payments to attorneys and appraisers, incurred by Landlord in connection with any application or proceeding wherein Landlord obtains or seeks to obtain reduction or refund of the Real Estate Taxes payable or paid; management fees and asset management fees of the Building, the Improvements and the Land; and any other expenses of any other kind whatsoever reasonably incurred in managing, operating, maintaining, or repairing the Building, the Land, or any other of the Improvements; and (ii) the Building’s Proportionate Share of Complex Operating Expenses.

“Complex Operating Expenses” shall mean the total of all the costs and expenses paid or incurred by Landlord (and/or others to the extent such costs paid or incurred by others are chargeable to Landlord or contributable to by Landlord) with respect to the management, operation, maintenance, and repair of the following: (i) the roads, streets, and driveways in the Complex; (ii) the detention basin located on Lot 5, Block 1201 on the tax map of the Borough of Florham Park, which basin is located at the end of Campus Drive; and (iii) any other expenses of any other kind whatsoever reasonably incurred in managing, operating, maintaining, or repairing the exterior areas of the Complex, the Complex Common Area, and the Complex Land. Notwithstanding anything herein to the contrary, Tenant acknowledges the Building’s Proportionate Share of the Complex Operating Expenses may, in some instances, be as set forth in declarations of record to which the Complex is subject.

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It is agreed, however, that notwithstanding anything herein to the contrary. the foregoing Operating Expenses and Complex Operating Expenses shall exclude or have deducted from them, as the case may be and as shall be appropriate:

(i)          leasing commissions;

(ii)         salaries for executives above the grade of Building manager;

(iii)        Building start-up or opening expenses;

(iv)        expenditures for capital improvements, except (x) those which under generally accepted accounting principles consistently applied (“GAAP”) are expensed or regarded as deferred expenses and (y) capital expenses required to comply with any Law, as hereinafter defined, enacted after the date of this Lease; in any of which cases the costs thereof shall be included in Operating Expenses for the calendar year in which the costs are incurred and for subsequent calendar years on a straight line basis amortized over an appropriate period which is the improvement’s useful life with an interest factor equal to the Prime Rate at the time of Landlord’s having actually incurred said expenditure, provided, however, that nothing herein shall relieve Tenant of the responsibility for payments for capital improvements charged to Tenant pursuant to Paragraph 5 hereof;

(v)         advertising, marketing, and promotional expenditures;

(vi)        legal fees for lease negotiations and disputes with tenants;

(vii)       legal and auditing fees, other than legal and auditing fees reasonably incurred in connection with (x) the maintenance and operation of the Building or (y) the preparation of statements required pursuant to additional rent or lease escalation provisions;

(viii)      as a deduction, amounts received by Landlord through proceeds of insurance to the extent the proceeds are compensation for expenses that were previously included as Operating Expenses hereunder:

(ix)         depreciation and amortization, except as otherwise provided herein;

(x)          principal or interest payments with respect to mortgages against the Building and/or the Complex;

(xi)         Landlord's cost of electricity and other services which it has sold to tenants and for which Landlord has been reimbursed;

(xii)        costs of selling, syndicating, financing, mortgaging or hypothecating any part of or any of Landlord's interest in the Building or the Complex;

(xiii)       costs necessitated by Landlord’s negligence or willful misconduct, or correcting any latent defects or original design defects in the Building’s construction, materials, or equipment;

(xiv)      costs associated with any bad debts or bad debts reserves and rent payable under any lease to which this Lease is subordinate and all costs and expenses associated with any such bad debts or bad debts reserves or lease and any ground lease rent, irrespective of whether this Lease is subject or subordinate thereto; and

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(xv)       unless same are expenses for items considered typical and ordinary repairs and maintenance and except as permitted in clause (iv) herein, expenses incurred by Landlord in order to comply with all present laws, ordinances, requirements, orders, directives, rules and regulations of federal, state, county and city governments and of all other governmental authorities having or claiming jurisdiction over the Building, including without limitation the Americans with Disabilities Act of 1990 (as amended), the Federal Occupational Safety and Health Act of 1970 (as amended) and any of said laws, rules and regulations relating to environmental, health or safety matters, including, without limitation, those relating to asbestos or PCB's.

In no event will Operating Expenses for any Lease Year be more than 100% of the actual Operating Expenses incurred by Landlord for such Lease Year. Applicable Operating Expenses for each Lease Year will be determined by Landlord in a manner consistent with the respective determination of such applicable Operating Expenses for the Initial Year.

If Landlord and/or others shall purchase any item of capital equipment or make any capital expenditures designed to result in savings or reductions in Operating Expenses or Complex Operating Expenses, then the costs for same shall be included in Operating Expenses or Complex Operating Expenses, but only to the extent of savings or reductions actually resulting therefrom. The costs of such capital equipment or capital expenditures are to be included in Operating Expenses or Complex Operating Expenses for the calendar year in which the costs are incurred and subsequent calendar years on a straight line basis amortized over such period of time as reasonably can be estimated as the time in which such savings or reductions in Operating Expenses or Complex Operating Expenses are expected to equal Landlord’s costs for such capital equipment or capital expenditure with an interest factor equal to the Prime Rate at the time of Landlord's having actually incurred said costs. If Landlord and/or others shall lease any such item of capital equipment designed to result in saving or reductions in Operating Expenses, then the rentals and other costs paid pursuant to such leasing shall be included in Operating Expenses or Complex Operating Expenses for the calendar year in which they were incurred, but only to the extent of savings or reductions actually resulting therefrom.

If during all or part of the Initial Year or any Lease Year, (1) the Building and/or Complex shall have been less than ninety-five percent (95%) occupied or (2) an item of work or service is not required or desired by the tenant of a portion of the Building and/or the Complex or such tenant is itself obtaining and providing such item of work or service or for any other reason; then, for the purposes of computing the Additional Rent payable hereunder, the amount of the Operating Expenses and/or Complex Operating Expenses for such item for such period shall be adjusted by an amount equal to the operating and maintenance expenses that would reasonably have been incurred during such period by Landlord and/or others if ninety-five percent (95%) of the Building and/or the Complex had been occupied or if the costs of all such work or services were paid as Operating Expenses and/or Complex Operating Expenses. Furthermore, Real Estate Taxes, for the purposes of this Lease, shall reflect the fully assessed value of the Building multiplied by the tax rate then in effect. If all the Building, Land, and Improvements to be included in the Building have not been included in the assessed value of the Building for the calculation of Real Estate Taxes, then the Real Estate Taxes shall be adjusted by Landlord to reflect the amount of Real Estate Taxes that would be imposed on the Building if all of the Building, Land, and Improvements to be included in the Building were completed and included in said assessed value of the Building and in the Real Estate Taxes.

(b)       In the event (i) that the Commencement Date shall occur on a day other than the first day of a calendar year, or (ii) that the Expiration Date or other termination date of this Lease shall occur on a day other than the last day of a calendar year, then in each such event in applying the provisions of this Paragraph 3 with respect to such calendar year in which such events have occurred, appropriate adjustments shall be made to Tenant’s Proportionate Share of Operating Expenses and Real Estate Taxes payable pursuant to Paragraph 3(c) so as to apportion such payment on the basis of the pro rata portion of the calendar year during which such payment is to be made.

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(c)       Tenant shall be responsible for and shall pay to Landlord in accordance with Paragraph 3 Tenant’s Proportionate Share of (i) any increase in Operating Expenses in each Lease Year during the Term over the Initial Year Operating Expenses and (ii) any increase in Real Estate Taxes in each Lease Year during the Term over the Initial Year Real Estate Taxes.

    (1)       Commencing on January 1, 2019 and during such Lease Year and each Lease Year thereafter, Tenant shall pay to Landlord monthly, on the first day of each calendar month, as Additional Rent, Landlord’s estimate of: (i) Tenant’s Proportionate Share of any increase in Operating Expenses in each Lease Year over the Initial Year Operating Expenses, and (ii) Tenant’s Proportionate Share of any increase in Real Estate Taxes in each Lease Year over the Initial Year Real Estate Taxes.

    (2)       Prior to the end of the Initial Year and thereafter for each successive Lease Year, or part thereof, Landlord shall send to Tenant a statement of the projected increase in Operating Expenses and Real Estate Taxes for the applicable Lease Year, if any, (an “Operating Expense/Real Estate Tax Projection”) and shall indicate what the estimated amount of Tenant’s Proportionate Share of said increase in Operating Expenses and in Real Estate Taxes shall be, said amount to be paid in equal monthly installments (rounded to the nearest whole dollar) in advance on the first day of each month by Tenant as Additional Rent, commencing January lst of the applicable Lease Year.

    (3)       If during the course of any Lease Year, Landlord shall have reason to believe that the increase in Operating Expenses and/or Real Estate Taxes shall be higher than that upon which the aforesaid Operating Expense/Real Estate Tax Projection was originally based, as set forth in subparagraph (c)(2) above, then Landlord shall be entitled to adjust the Operating Expense/Real Estate Tax Projection by a lump sum invoice for the months of the Lease Year which precede the revised Operating Expense/Real Estate Tax Projection and to advise Tenant of an adjustment in future monthly projection amounts to the end result that Landlord’s Operating Expense/Real Estate Tax Projection shall be on a reasonably current basis each Lease Year.

    (4)       Within one hundred fifty (150) days following the end of each Lease Year, Landlord shall send to Tenant a statement of the actual increase in Operating Expenses and in Real Estate Taxes incurred for the prior Lease Year showing Tenant’s Proportionate Share of the increase in Operating Expenses and in Real Estate Taxes due from Tenant. In the event that the amount prepaid by Tenant exceeds the amount that was actually due based upon actual year-end cost, Landlord shall pay to Tenant an amount equal to the overcharge. Landlord shall reimburse Tenant for such overcharge by paying such amount together with the statement of the actual increase. In the event that Landlord has undercharged Tenant, then Landlord shall provide Tenant with an invoice stating the additional amount due, which amount shall be paid in full by Tenant within twenty (20) days of receipt.

(d)       Each and every of the aforesaid Operating Expense/Real Estate Tax Projection amounts, whether requiring lump sum payment or constituting projected monthly amounts added to the Fixed Rent, shall for all purposes be treated and considered as Additional Rent, and the failure of Tenant to pay the same as and when due in advance and without demand shall have the same effect as a failure to pay any installment of the Fixed Rent and shall afford Landlord or all the remedies provided in this Lease therefor, including, without limitation, the Late Charge as provided in Paragraph 2(c) of this Lease.

(e)       Tenant acknowledges and agrees Landlord shall have the right to change the period of the Lease Year, either before or during the Term, to any other fiscal year or twelve (12) month period. In the event that Landlord makes such a change, then the same shall be effective upon written notice to Tenant and, in such event, Tenant shall pay Tenant’s Proportionate Share of Operating Expenses and of Real Estate Taxes over the Operating Expenses and Real Estate Taxes for the period from the end of the initially designated Lease Year, as last billed, to the beginning of the newly designated Lease Year, prorated for such period, within twenty (20) days of the rendering by Landlord of the bill for such interim period.

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(f)       Tenant acknowledges Landlord shall have the exclusive right, but not the obligation, to contest or appeal any assessment for Real Estate Taxes. Landlord and Tenant agree that, in the event the amount of the Real Estate Taxes for the Initial Year or for any Lease Year is reduced below the then current amount of the Initial Year Real Estate Taxes due to a reduction in the assessment of the Land and/or Building, the Initial Year Real Estate Taxes shall be revised to be such reduced amount of Real Estate Taxes for the Initial Year. Accordingly, any estimation of increases in Real Estate Taxes set forth in any future Operating Expense/Real Estate Tax Projection shall be based on the revised Initial Year Real Estate Taxes. In addition, retroactive adjustments and future adjustments (as more particularly set forth in Paragraph 3(c)(4) above) shall be made based upon the actual and reduced amount of Real Estate Taxes for each Lease Year.

(g)       For the protection of Tenant, Landlord shall maintain books of account that shall be open to Tenant and its representatives so Tenant, at its sole cost and expense, may audit said books of account to determine that any Operating Expenses have, in fact, been paid or incurred, said audit to be subject to the following conditions:

    (1)       Such audit shall be conducted only during regular business hours at the office where Landlord maintains said books of account;

    (2)       Tenant shall provide to Landlord at least fourteen (14) days’ prior written notice;

    (3)       Tenant is not in default of any of the terms and provisions of the Lease beyond the expiration of any grace or cure period which may be expressly provided for in this Lease from the time Tenant provides Landlord with notice through the time such audit is conducted;

    (4)       Tenant shall deliver to Landlord a copy of the results of such audit within fifteen (15) days of its receipt by Tenant;

    (5)       Tenant enters into a confidentiality agreement as provided by Landlord;

    (6)       Only an independent and nationally recognized accounting firm not being compensated by Tenant on a contingency fee basis may perform such audit; and

    (7)       Any such audit must be concluded within five (5) days after it is first commenced.

If, as a result of the audit, any disagreement with respect to any one or more of the charges exists and is not satisfactorily settled between Landlord and Tenant, said disagreement may be referred by either party to an independent certified public accountant mutually agreed upon by the parties. If such an accountant cannot be agreed upon, the American Arbitration Association may be asked by either party to select an arbitrator whose decision shall be final and binding upon both parties, who shall jointly share any cost of such arbitration. Pending resolution of said dispute, Tenant shall pay to Landlord the sum so billed by Landlord, subject to the ultimate resolution as described above. Notwithstanding anything herein to the contrary, once Landlord shall have finally determined the Operating Expenses at the expiration of each Lease Year as described in Paragraph 3(c)(iv) above, then Tenant shall be entitled to audit and dispute any charge so established for a period of sixty (60) days after Tenant’s receipt of such statement, and Tenant specifically waives any right to dispute or audit any such charge at the expiration of said sixty (60) day period. Furthermore, no subtenant shall have any right to conduct an audit, and no assignee or Affiliated Entity (hereinafter defined) shall conduct an audit for any period during which such assignee or Affiliated Entity, as the case may be, was not in possession of the Demised Premises.

(h)       With respect to any partial Lease Year at the commencement or expiration of the Term, the Initial Year Operating Expenses and the Initial Real Estate Taxes shall be reduced proportionately to correspond to the duration of such partial Lease Year.

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4.	Completion of Improvements; Commencement Date.

(a)       Tenant acknowledges it is leasing the Demised Premises in its “AS IS” condition; however, Landlord agrees to provide the improvements and other work in and to the Demised Premises (the “Tenant Improvements”) in accordance with the terms, conditions, and provisions of Exhibit B attached hereto and made a part hereof.

(b)       (i) The Demised Premises shall be deemed ready for occupancy and the Commencement Date hereunder shall occur on the date that Landlord has Substantially Completed the Tenant Improvements. If the occurrence of the condition listed in the preceding sentence, and thereby the making of the Demised Premises ready for occupancy, shall be delayed due to Tenant Delay, as defined in Exhibit B, then the Commencement Date shall be accelerated by a time period equal to the number of days of delay so caused by Tenant. Notwithstanding anything herein to the contrary, but subject to the provisions of Sections 4(b)(ii) - (iv) below, in the event Landlord is unable or fails to deliver possession of the Demised Premises to Tenant by the Commencement Date, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom, except that the Commencement Date shall be deferred to the date on which Landlord delivers possession of the Demised Premises to Tenant. If the Commencement Date is deferred pursuant to this subparagraph, the Expiration Date shall be deferred so that the Term will expire on the last day of the calendar month during which the sixty-fourth (64th) Lease Month of the initial Term occurs. Subject to the provisions of Section 4(b)(ii) - (iv) below, Tenant herein waives any damages or claims against Landlord which may result from any delay in the occurrence of the Commencement Date on or by any particular date, whether by reason of Landlord’s failure to deliver the Demised Premises to Tenant, or otherwise.

(ii) Once this Lease has been mutually executed and delivered by Landlord and Tenant and the final signed and sealed construction documents (i.e., the CDs and MEP Drawings (as such terms are defined in the Workletter) in form ready for permit filing) for the performance of the Tenant Improvements have been finalized and approved by Tenant and Landlord, Landlord and/or the General Contractor (as such term is defined in the Workletter) performing the Tenant Improvements shall use commercially reasonable efforts to obtain the necessary permits for the performance of the Tenant Improvements and shall use commercially reasonable efforts to Substantially Complete (as such term is defined in the Workletter) the Tenant Improvements within one hundred five (105) days after the date that Tenant has approved in writing all signed and sealed construction document s(i.e., the CDs and MEP Drawings) in form ready for permit filing, for the performance of the Tenant Improvements, subject to any delays which can be attributed to Tenant Delay (as such term is defined in the Workletter) or Force Majeure Delay (as such term is defined in the Workletter).

(iii) If the Landlord and/or the General Contractor fails to Substantially Complete the Tenant Improvements by the date (the “Outside Date”) which is one hundred five (105) days after the later of (x) the date Landlord and Tenant have mutually executed and delivered to each other a copy of this Lease and (y) the date that Tenant has approved in writing all signed and sealed construction documents (i.e., the CDs and MEP Drawings), which Outside Date shall be extended by one (1) additional day for each day of delay in the occurrence of the Commencement Date which can be attributed to Tenant Delay or Force Majeure Delay, then, as Tenant’s sole and exclusive remedy under this Lease or otherwise, the Tenant shall be entitled to one (1) day of abated Fixed Rent for each day of delay beyond the Outside Date (as such date and deadline may be so extended as hereinabove provided) that the Tenant Improvements have not been Substantially Completed until the date the Tenant Improvements are Substantially Completed. Tenant herein acknowledges and agrees that prior to the Outside Date (as such date and deadline may be so extended as hereinabove provided), Tenant shall not have any remedy or recourse whatsoever against Landlord, under this Lease or otherwise, if the Tenant Improvements have not been Substantially Completed by any particular date, and if the Tenant Improvements have not been Substantially Completed as herein provided by the Outside Date (as such date and deadline may be so extended as hereinabove provided) then Tenant’s sole and exclusive remedy under this Lease or otherwise shall be as expressly provided hereinabove and such failure shall not impose any other liability upon Landlord by reason of inconvenience to Tenant, or interruption of Tenant’s business, or otherwise.

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(iv) If the Landlord and/or the General Contractor fails to Substantially Complete the Tenant Improvements by the date (the “Second Outside Date”) which is one hundred twenty-five (125) days after the later of (x) the date Landlord and Tenant have mutually executed and delivered to each other a copy of this Lease and (y) the date that Tenant has approved in writing all signed and sealed construction documents (i.e., the CDs and MEP Drawings), which Second Outside Date shall be extended by one (1) additional day for each day of delay in the occurrence of the Commencement Date which can be attributed to Tenant Delay or Force Majeure Delay, then, as Tenant’s sole and exclusive remedy under this Lease or otherwise, the Tenant shall be entitled to terminate this Lease upon providing ten (10) days written notice to Landlord given no later than ten (10) days after the Second Outside Date, with time being of the essence, unless the Tenant Improvements are actually Substantially Completed within such ten (10) day period, in which event Tenant’s termination of the Lease shall be deemed nullified and rescinded and shall not be effective or applicable hereunder. Tenant’s rights as set forth in this paragraph shall be Tenant’s sole and exclusive remedy under this Lease or otherwise for the failure of the Tenant Improvements to have been Substantially Completed by the Second Outside Date and such failure shall not impose any liability upon Landlord by reason of inconvenience to Tenant, or interruption of Tenant’s business, or otherwise.

(c)       Tenant shall occupy the Demised Premises as soon as the same are ready for its occupancy and the Commencement Date shall have occurred (but not prior to said date, except as may be expressly provided in Article 6 of the Workletter). When Tenant shall take actual possession of all or any part of the Demised Premises, it shall be conclusively presumed the same is in satisfactory condition.

(d)       Except as otherwise expressly set forth in Section 6 of the Workletter, Tenant shall not be permitted to enter the Demised Premises prior to the Commencement Date for any purpose whatsoever.

(e)       Upon ten (10) days written request from Landlord, Tenant shall execute and deliver to Landlord a Commencement Date agreement in the form prepared by Landlord confirming the Commencement Date, Rent Commencement Date, Expiration Date, and any other similar dates or facts set forth therein.

5.            Covenants as to Condition of Demised Premises and Compliance with Laws.

(a)       In the event the Building or any of the equipment affixed thereto or stored therein should be damaged (other than by ordinary wear and tear) as a result of any act of Tenant’s Parties (as hereinafter defined), Tenant shall, upon demand, pay to Landlord the cost of all required repairs, including structural repairs. As used herein, the term “Tenant Parties” shall refer to Tenant, its employees, agents, representative, contractors, invitees, and/or licensees.

(b) (i) Tenant shall commit no act of waste. At Tenant’s sole cost and expense, Tenant shall take good care of the Demised Premises and the equipment affixed thereto and stored therein and shall maintain the Demised Premises in good condition and state of repair, including making any necessary replacements. In addition, Tenant, at Tenant’s sole cost and expense, shall promptly comply with all laws, rules, regulations, and ordinances of all governmental authorities or agencies having jurisdiction over the Demised Premises and of all insurance bodies (including, without limitation, the Board of Fire Underwriters) at any time duly issued or in force, applicable to the Demised Premises or any part thereof or to Tenant’s use thereof, including, without limitation the Americans with Disabilities Act (“ADA”) (collectively “Laws” or, as the context requires, “law” or “laws”). Tenant agrees to provide Landlord with immediate notice of the need for any of the foregoing maintenance, repairs, replacements, or modifications, and Landlord shall perform, or cause to be performed, all of the same with the costs incurred therefor to be paid by Tenant immediately upon demand as Additional Rent.

(ii) Landlord represents, warrants and covenants that, as of the Commencement Date, to the best of its knowledge, the Demised Premises and the Building Common Areas shall be in material compliance with all applicable laws of all governmental authorities, including, without limitation, the ADA, provided that Tenant shall, after the date of delivery of possession of the Demised Premises to Tenant, be responsible for any ADA compliance necessitated due to Tenant’s work or alterations performed by Tenant in the Demised Premises or if ADA compliance is otherwise necessitated due to Tenant’s specific use and occupancy or density in the Demised Premises.

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(c)       Landlord shall maintain and repair the Building Common Areas, the costs of which shall be passed through as an Operating Expense to the extent permitted in Paragraph 3 but subject to the obligations of Tenant to pay for the same as a direct Additional Rent expense as specifically provided in this Paragraph 5. Such maintenance and repair shall specifically include (i) maintenance and repairs to the Building Systems (as hereinafter defined) to the extent such systems service the Demised Premises in common with other leasable areas (but specifically excluding from Landlord’s obligations the distribution portions of such Building Systems located within the Demised Premises and specifically excluding the fixtures and systems serving the Demised Premises exclusively, in which case Landlord shall make such repair and/or modification, but Tenant shall pay to Landlord the costs incurred therefor immediately upon demand as Additional Rent) and (ii) any structural maintenance or repairs to the Building. In addition, Landlord shall perform all maintenance and make all repairs to the Common Areas of the Building and to the Land that are necessary to comply with any applicable Laws, the costs of which shall be passed through to the Building tenants as an Operating Expense, unless excluded therefrom under the provisions of Paragraph 3. As used herein, the term “Building Systems” shall be defined as the HVAC (including, without limitation, the VAV boxes located in the Demised Premises), plumbing, electrical (including, without limitation, the Building standard ceiling light fixtures and wiring in the Demised Premises), and fire safety systems (including, without limitation, sprinklers) serving the Building.

(d)       Upon the Expiration Date or sooner termination of this Lease, Tenant shall deliver up the Demised Premises broom clean, lien-free, in good order and condition (wear and tear from a reasonable use thereof and damage by casualty excepted), and otherwise in the condition required under this Lease, subject to any restoration obligations of Tenant which may be expressly provided in Section 6 below.

6.	Tenant Improvements, Alterations, and Installations.

(a)       All equipment, improvements, additions, alterations, installations attached to the Demised Premises in a manner to be deemed fixtures to the real estate and any Tenant Improvements (excluding Tenant’s trade fixtures, business equipment, movable partitions, personal property, and any Special Alterations (as defined hereinafter) required to be removed by Tenant upon the expiration or sooner termination of this Lease) shall become the property of Landlord upon installation. Not later than the last day of the Term, Tenant shall, at its expense, remove from the Demised Premises all of Tenant’s trade fixtures, business equipment, movable partitions, personal property, and any Special Alterations which Landlord elects to have removed pursuant to this Paragraph 6. Tenant, at its sole cost and expense, shall repair all damage in connection with the installation or removal of the Special Alterations required to be removed and restore the affected area to the condition existing prior to such installation. Any equipment, fixtures, goods, or other property of Tenant not removed by Tenant upon the termination of this Lease or upon any quitting, vacating, or abandonment of the Demised Premises by Tenant shall be considered abandoned, and Landlord shall have the right, without any notice to Tenant, to sell or otherwise dispose of the same, at the expense of Tenant, and shall not be accountable to Tenant for any part of the proceeds of such sale, if any. Landlord may have any such property stored at Tenant’s risk and expense.

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(b)       Tenant, without Landlord’s prior consent, shall have the right to make non-structural Alterations in or to the Demised Premises that (i) involve a total cost of not more than Twenty-five Thousand and 00/100 Dollars ($25,000.00); (ii) do not require a building permit to be issued by any governmental authority to make same legally; (iii) do not affect any Building Systems inside or outside the Demised Premises; and (iv) do not result in a violation of the Permitted Use of the Demised Premises. No other Alterations (structural or non-structural) shall be made by Tenant without Landlord’s express prior written approval using its sole discretion; however, Landlord shall not unreasonably withhold approval of Alterations of a non-structural nature that do not affect any Building System. Whether or not the proposed Alteration requires Landlord’s consent, Tenant shall give Landlord prior written notice of any proposed alterations, installations, additions, or improvements (“Alterations”) with copies of proposed plans and as-built plans upon completion of the Alterations. Tenant acknowledges the proposed plans and the as-built plans, both of which shall be complete, detailed, and accurate, shall be provided to Landlord on AutoCAD disks. Landlord shall have the right to elect that Tenant remove from the Demised Premises at the expiration or sooner termination of the Term of the Lease any non Building-standard, specialty or unusual alterations, construction or installations made to, or installed by Tenant in, the Demised Premises or the Building, or made to, or installed by Landlord in, the Demised Premises or the Building as part of the initial Tenant Improvements (such as, without limitation, interior staircases, raised flooring, vaults and safes, and other installations and equipment and the like on or in any portion of the Building approved by Landlord in accordance with applicable provisions of this Lease) (herein collectively called “Special Alterations”), as determined by Landlord it its sole but reasonable discretion, which election shall be made by Landlord in such notice to be delivered to Tenant responding to Tenant’s written request for Landlord’s approval of Tenant’s Alterations, as provided herein (or, in the case of Special Alterations which are part of the Tenant Improvements, any written notice from Landlord to Tenant after Landlord receives final construction documents for the Tenant Improvements, as provided in Exhibit B). The foregoing notwithstanding, Tenant shall have no obligation to remove or restore the Tenant Improvements or Alterations other than any part of the foregoing that constitute Special Alterations. In connection with Landlord’s or its agents or other professionals review, modification, approval, supervision or coordination of plans and specifications for any of Tenant’s Alterations, Tenant shall promptly upon demand therefor reimburse Landlord or its agents or other professionals for any reasonable out of pocket fees, expenses and other charges actually incurred in connection with the review, modification, approval, supervision or coordination of such plans and specifications. Landlord shall have the right to elect that Tenant remove any Special Alteration made to the Demised Premises prior to the expiration of the Lease and to restore the Demised Premises to the condition existing prior to said Special Alterations. All such Alterations shall be done at Tenant’s sole expense, and the making thereof shall not interfere with the use of the Building by other tenants. Tenant agrees to indemnify, defend, and hold harmless Landlord and all Landlord Parties (as hereinafter defined) from any and all costs, expenses, claims, causes of action, damages, and liabilities of any type or nature whatsoever (including, but not limited to, attorneys’ fees and costs of litigation) arising out of or relating to the making of the Alterations by Tenant. The foregoing indemnity shall survive the expiration or sooner termination of this Lease. Nothing herein contained shall be construed as constituting the permission of Landlord for a mechanic or subcontractor to file a construction lien claim against the Demised Premises, the Building, Land and/or the Complex, and Tenant agrees to secure the removal of any such construction lien that a contractor purports to file against the Demised Premises, the Building, Land and/or the Complex, by payment or otherwise pursuant to law as provided further in this Lease. All Alterations shall be effected in compliance with all applicable Laws.

(c)       Notwithstanding anything herein to the contrary, any work performed at the Building or on the Demised Premises by Tenant or Tenant’s contractor shall be subject to the following additional requirements:

    (1)       Such work shall not proceed until Landlord has approved (which approval shall not be unreasonably withheld or delayed) in writing: (A) Tenant’s contractor, (B) the amount and coverage of liability and property damage insurance, with all Additional Insureds named as additional insureds, carried by Tenant’s contractor, (C) complete and detailed plans and specifications for such work, as set forth above, and (D) a schedule for the work.

    (2)       All work shall be done in conformity with a valid permit when required, a copy of which shall be furnished to Landlord before such work is commenced. In any case, all such work shall be performed in accordance with all applicable Laws. Notwithstanding any failure by Landlord to object to any such work, Landlord shall have no responsibility for Tenant’s failure to comply with applicable Laws. Approval by Landlord of any plan, specification, or other material relating to the design or construction of any proposed Alteration shall not constitute a representation or warranty that the same is properly designed to perform the function for which it is intended or complies with any applicable Laws.

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     (3)       Tenant shall not permit the use of any contractors, workers, labor, material, or equipment in the performance of the Alterations if the use thereof, in Landlord’s judgment, will disturb the harmony, or contribute to any labor dispute, with any trade engaged in performing any other work, labor, or service in or about the Demised Premises, the Building, or the Complex.

    (4)       Tenant shall cause its contractors to adhere to the Contractor Regulations attached hereto as Exhibit G attached hereto and made a part hereof.

(d)       Notwithstanding anything herein to the contrary, Landlord reserves the right, in the event any work to be performed by Tenant under this Lease affects the Building Systems and/or any structural components of the Building, to perform such work at Tenant’s cost and expense. Tenant shall reimburse Landlord for such costs, due and payable as Additional Rent, within thirty (30) days following Landlord’s written demand therefor.

(e)        Tenant acknowledges the terms of this Paragraph 6 (including, but not limited to, Landlord’s approval when required) shall also apply to all maintenance, repair, and replacement work for which Tenant is responsible.

7.             Various Negative Covenants by Tenant. Tenant agrees that it shall not, without Landlord's prior written consent, which consent may be withheld in Landlord’s sole discretion:

(a)       do anything in or near the Demised Premises that will increase the rate of fire insurance on the Building;

(b)       permit the accumulation of waste or refuse matter in or near the Demised Premises, except in containers provided therefor;

(c)       except as expressly permitted herein, permit any signs, lettering, or advertising matter to be erected or attached to the Demised Premises that is visible from outside of the Demised Premises;

(d)       mortgage, hypothecate, pledge, assign, transfer, or sublet all or a portion of the Demised Premises or this Lease, as the case may be, except to the extent specifically permitted in Paragraph 27; or

(e)       encumber or obstruct the Common Areas surrounding the Demised Premises, nor cause the same to be encumbered or obstructed, nor encumber or obstruct any access ways to the Demised Premises, nor cause the same to be encumbered or obstructed.

8.             Various Affirmative Covenants of Tenant. Tenant covenants and agrees that Tenant will:

(a)       At any time and from time to time execute, acknowledge, and deliver to Landlord, or to anyone Landlord shall designate, within ten (10) days of receipt of request therefor, a tenant estoppel certificate in form reasonably acceptable to Landlord or to the financial institutions requesting the same relating to matters customarily included in tenant estoppel certificates. Notwithstanding anything herein to the contrary, in the event Tenant fails to return the requested estoppel certificate within such ten (10) day period, then the estoppel certificate shall be deemed accepted as complete and accurate by Tenant.

(b)       Faithfully observe and comply with the rules and regulations attached hereto and made a part hereof as Exhibit C and such additional rules and regulations as Landlord may hereafter at any time or from time to time communicate in writing to Tenant, and which, in the reasonable judgment of Landlord, shall be necessary or desirable for the reputation, safety, care, or appearance of the Building or the Complex, or the preservation of good order therein, or the operation or maintenance of the Building or Complex, or the equipment thereof, or the comfort of tenants or others in the Building or Complex; provided, however, in the case of any conflict between the provisions of this Lease and any such rule or regulation, the provisions of this Lease control. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the rules and regulations or the terms, covenants, or conditions in any other lease as against any other tenant, and Landlord shall not be liable to Tenant for violation of any rule or regulation by any other tenant, its employees, agents, visitors, invitees, subtenants, or licensees.

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9.             Building Directory and Signage. Landlord shall, at Landlord’s sole cost and expense, maintain the name of Tenant on the digital directory located in the Building lobby. Said directory, which shall not include any individual names of Tenant’s employees, shall be Building-standard. Tenant shall not be permitted to install any signage on or about the entrance to, or on the door(s) to, the Demised Premises. Notwithstanding the foregoing, Tenant may, at its sole cost and expense, install a sign on the back wall of the interior reception area of the Demised Premises provided it is reasonably approved by Landlord, and there is no restriction on Tenant’s installation of other signage to be erected or attached inside of the Demised Premises provided it is not visible from outside of the Demised Premises or the Building. At Landlord’s sole cost and expense, Tenant shall be listed on the Building-standard directional way-finding signage installed by Landlord in the lobby of the floor on which the Demised Premises is located. All signage described in this Article 9 shall be consistent with the Building standard and shall meet the requirements of all local ordinances and codes and Complex covenants and shall be as determined in accordance with the Building standards as to aesthetics, size of lettering, location and style and type of signage, and no neon or so – called “moving”, lighted or “holographic” signage shall be permitted. Any additional signage desired to be installed by Tenant shall be at Tenant’s sole cost and expense, shall be subject to Landlord’s prior written consent, shall be consistent with the Building standard and shall meet the requirements of all local ordinances and codes and Complex covenants and shall be as determined by Landlord as to aesthetics, size of lettering, location and style and type of signage, and no neon or so – called “moving”, lighted or “holographic” signage shall be permitted.

10.	Casualty and Insurance.

(a)       In the event of partial or total destruction of the Building or of the Demised Premises by reason of fire or any other cause, Tenant shall immediately notify Landlord of the same. Unless Landlord elects by notice to Tenant within ninety (90) days of said destruction not to restore and rebuild the Building and/or Demised Premises, Landlord shall promptly perform such restoration (excluding those items Tenant is required under this Lease to insure, by way of example and not limitation, Tenant’s Alterations, trade fixtures, furniture, equipment, and personal property), but only to the extent of the insurance proceeds covering such damage actually received by Landlord and subject to the terms and conditions contained in this Paragraph 10. If Landlord elects to terminate this Lease, this Lease shall terminate upon the date specified in Landlord’s notice. During the period of any restoration, if any portion of the Demised Premises is rendered untenantable by said damage, Tenant waives the benefit of N.J.S.A. 46:8-6 and 46:8-7 and agrees Tenant will not be relieved of its obligation to pay Fixed and Additional Rent in case of damage to or destruction of the Demised Premises or the Building, except with respect to the portion of the Fixed and Additional Rent herein reserved relating to the untenantable portion of the Demised Premises. Tenant acknowledges Landlord will not carry insurance on Tenant’s Alterations, trade fixtures, furniture, equipment, and personal property; therefore, Tenant agrees Landlord shall have no obligation to repair any damage to the same regardless of cause of loss whatsoever, and Tenant shall be responsible for the prompt restoration of the same upon delivery of the restored area by Landlord to Tenant.

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(b)       Tenant shall, at Tenant’s sole cost and expense, except to the extent prohibited by law with respect to worker’s compensation insurance, for the benefit of Tenant, Landlord, and any Additional Insured (as hereinafter defined) and/or any other additional insured as Landlord shall from time to time reasonably determine, maintain or cause to be maintained (i) commercial general liability insurance coverage with a limit of not less than One Million and 00/100 Dollars ($1,000,000.00) per each occurrence and Two Million and 00/100 Dollars ($2,000,000.00) in the aggregate (the “CGL”). If the CGL contains a general aggregate, it shall apply separately to the Demised Premises. The CGL shall be written on ISO occurrence form CG00011093 or a substitute providing equivalent coverage and shall cover liability arising from the Demised Premises, operations, independent contractors, personal injury (including death), advertising liability, and contractual liability.; (ii) worker’s compensation insurance, in minimum limits as required by the State of New Jersey (as the same may be amended from time to time), covering all persons employed in connection with the construction of any improvements by Tenant and the operation of its business upon the Demised Premises; (iii) Special Causes of Loss (“all risk”) property coverage on all of Tenant’s Alterations, trade fixtures, furniture, equipment, and personal property, including, but not limited to, rent loss coverage in an amount not less than twelve (12) months’ rental income, standard fire and theft insurance in or to the Demised Premises, to the extent of their full replacement value; (iv) terrorism insurance covering against physical damage or loss to property resulting from acts of terrorism; (v) employer’s liability insurance, in an amount not less than One Million and 00/100 Dollars ($1,000,000.00) for each accident, One Million and 00/100 Dollars ($1,000,000.00) disease-policy limit, and One Million and 00/100 Dollars ($1,000,000.00) disease-each employee, (or such greater amount as may be mandated by legal requirements), for all employees of Tenant engaged in any work in or about the Demised Premises; (vi) comprehensive automobile liability insurance (covering all owned, non-owned and hired vehicles), in an amount of not less than One Million and 00/100 Dollars ($1,000,000.00) for each accident and One Million and 00/100 Dollars ($1,000,000.00) annual aggregate; (vii) commercial umbrella liability coverage, in an amount not less than Two Million and 00/100 Dollars ($2,000,000.00) per occurrence and Two Million and 00/100 Dollars ($2,000,000.00) annual aggregate (including general liability insurance, auto liability insurance and employer’s liability insurance as underlying coverages); and (viii) products/completed operation liability coverage, in an amount not less than Five Million and 00/100 Dollars ($5,000,000.00) per each occurrence, and Five Million and 00/100 Dollars ($5,000,000) annual aggregate. The commercial umbrella liability coverage shall be consistent and follow form with the primary coverage. If, in the opinion of any mortgagees or ground lessors of the Land and/or the Building, the foregoing coverages and/or limits shall become inadequate or less than that commonly maintained by prudent tenants in similar buildings in the area by tenants making similar uses, Landlord shall have the right to require Tenant to increase its insurance coverage and/or limits. Any deductibles or self-insured retention applicable to the above insurance shall be subject to Landlord’s prior approval. All such insurance (except worker’s compensation and employer’s liability insurance) shall, to the extent permitted by law, name any management agents, mortgagees and ground lessors of the Land and the Building and any owners, management agents, mortgagees, and ground lessors of other portions of the Complex, and their successors and assigns (the “Additional Insureds”) and Landlord, as additional insureds, on a primary non-contributory basis, and shall be written by an insurance carrier authorized to do business in the State of New Jersey and that is rated at least A- XII by A.M. Best Company, Oldwick, New Jersey.

(c)       Prior to the Commencement Date and prior to the expiration of any insurance policy, Tenant shall deliver to Landlord a certificate of each policy required under this Lease, which certificate shall be in a form reasonably satisfactory to Landlord and shall, at a minimum: (i) specify the additional insured status of Landlord and of the Additional Insureds, (ii) evidence the waiver of subrogation required pursuant to Paragraph 10(d), and (iii) provide that said policy shall not be reduced in amount (or otherwise materially changed) or canceled or lapse without providing to Landlord at the address specified in Paragraph 18 of this Lease at least thirty (30) days’ written notice of such reduction (or other material change), cancellation, or lapse. Tenant agrees to provide to Landlord timely renewal certificates as the coverage renews. Notwithstanding anything herein to the contrary, all policies required to be effected by Tenant under this Lease shall be maintained in force throughout the Term or any Renewal Term.

(d)       Landlord and Tenant waive all rights against each other and any of their respective contractors, agents, employees, and the Additional Insureds for any damages caused by fire or any other perils covered by any insurance policy which the waiving party is required to carry under this Paragraph 10. In addition, during the Term, all insurance policies shall contain a waiver of subrogation, to the extent permitted under applicable law. Landlord and Tenant agree that their respective insurance policies represent the sole recourse for loss or damage insured by such policies up to the limits of such policies, and each waive all rights to recover from the other for any loss or damage. Landlord and Tenant shall, upon written request of the other party (made not more frequently than two (2) times each twelve (12) month period during the Term), furnish evidence of such currently effective waiver which shall be in customary form.

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(e)       [Intentionally Omitted.]

(f)       Except with regards to Tenant’s property, worker’s compensation and employer’s liability policies, each insurance policy required to be maintained under this Lease shall state that all provisions of each such insurance policy, except for the limits of liability, shall operate in the same manner as if a separate policy had been issued to each person or entity insured thereunder.

(g)       Each insurance policy required to be maintained by Tenant under this Lease shall state that the insurance provided thereunder is primary insurance without any right of contribution from any other insurance which may be carried by or for the benefit of Landlord or the Additional Insureds.

(h)       Each insurance policy required to be maintained under this Lease shall recognize the indemnification set forth in Paragraph 11 of this Lease, to the extent that such indemnification is insurable.

(i)          The failure of Tenant to maintain any of the insurance required under this Lease, or to cause to be provided in any insurance policy the requirements set forth in this Paragraph 10, shall constitute a default under this Lease.

(j)       Landlord shall maintain or cause to be maintained, at a minimum: (i) commercial general liability insurance with respect of the Building and the conduct and operation of its business therein, with combined base and umbrella coverage limits of not less than Ten Million and 00/100 Dollars ($10,000,000.00) for bodily injury or death and property damage in any one occurrence, including water damage and sprinkler leakage legal liability; and (ii) special causes of loss insurance (including, without limitation, rent insurance) with respect to the Building, including, without limitation, the Common Areas, (but not including the property Tenant is required to insure under Paragraph 10(b) and similar property of other tenants and occupants in the Building) for the benefit of the Additional Insureds, as their interests may appear. Landlord’s property coverage insurance with respect to the Building shall be in the amount of full replacement value (exclusive of foundation and excavation). Landlord shall have the right to provide any insurance maintained or caused to be maintained by it under blanket policies provided that such policies shall in all other respects comply with the requirements of this Paragraph 10(j). The cost of maintaining the insurance required of Landlord under this subparagraph (j) shall be an Operating Expense under Paragraph 3 hereof.

11.       Indemnification. (a) Subject to the releases and waivers of subrogation contained in or required by this Lease, Tenant shall indemnify, defend and hold harmless Landlord and the Additional Insureds (collectively, “Landlord Parties”), from and against any expense (including without limitation, reasonable attorneys’ fees and expenses), loss, liability or damages (excluding special, indirect or consequential damages, except as may be provided as a remedy to Landlord in Articles 13 or 31 hereof) suffered or incurred as a result of any breach by Tenant of its obligations contained in this Lease or as a result of the negligent acts or omissions or the willful misconduct of Tenant or Tenant‘s agents, servants, invitees, contractors or employees. The liability of Tenant to indemnify Landlord, as hereinabove set forth, (i) shall not extend to liability resulting solely from the negligence or willful misconduct of Landlord and Landlord's contractors, agents or employees, (ii) shall be in proportion to Tenant's allocable share of any joint negligence or willful misconduct with Landlord, and (iii) shall not extend to any matter against which Landlord shall be effectively protected by insurance; provided, however, that if any such liability shall exceed the amount of the effective and collectable insurance in question, the said liability of Tenant shall apply to such excess.

(b) Subject to the releases and waivers of subrogation contained in or required by this Lease, Landlord shall indemnify, defend and hold harmless Tenant, from and against any expense (including without limitation, reasonable attorneys’ fees and expenses), loss, liability or damages (excluding special, indirect or consequential damages) suffered or incurred as a result of any breach by Landlord or Landlord’s agents, guests, invitees, contractors or employees, of its obligations contained in this Lease or as a result of the negligent acts or omissions or the willful misconduct of Landlord or Landlord’s agents, guests, invitees, contractors or employees. The liability of Landlord to indemnify Tenant, as hereinabove set forth, (i) shall not extend to liability resulting solely from the negligence or willful misconduct of Tenant and Tenant’s contractors, agents or employees, (ii) shall be in proportion to Landlord’s allocable share of any joint negligence or willful misconduct with Tenant, and (iii) shall not extend to any matter against which Tenant shall be effectively protected by insurance; provided, however, that if any such liability shall exceed the amount of the effective and collectable insurance in question, the said liability of Landlord shall apply to such excess.

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(c) The indemnities set forth in this Paragraph 11 shall survive the Expiration Date or sooner termination of the Term of this Lease.

12.           Non-Liability of Landlord. Except for any claims arising from the negligence or willful misconduct of Landlord, Landlord shall not be liable for (and Tenant shall make no claim for) any property damage or personal injury that may be sustained by Tenant or by any other person as a consequence of the failure, breakage, leakage, inadequacy, defect, or obstruction of the water, plumbing, steam, sewer, waste or soil pipes, roof drains, leaders, gutters, valleys, downspouts, or the like or of the electrical, gas, power, conveyor, refrigeration, sprinkler, air conditioning, or heating systems, elevators or hoisting equipment; or by reason of the elements; or resulting from the carelessness, negligence, or improper conduct on the part of any other tenant of Landlord or on the part of Landlord’s or Tenant’s or any other tenant’s agents, employees, guests, licensees, invitees, subtenants, assignees, or successors; or attributable to any interference with, interruption, or failure of any services or utilities to be furnished or supplied by Landlord. Tenant shall give Landlord prompt written notice of the occurrence of any events set forth in this Paragraph 12.

13.	Remedies and Termination Upon Tenant Default.

(a)	In the event:

(i)          Tenant shall default in the payment of any Fixed Rent, or any Additional Rent, or other charge payable monthly hereunder by Tenant to Landlord, on any date upon which the same becomes due, and such default shall continue for five (5) days after the same becomes due; or

(ii)         Tenant shall default in the payment of any Additional Rent which is not due and payable hereunder on a monthly basis, on any date upon which the same becomes due after notice thereof together with reasonable substantiating information showing the amount due, and such default shall continue for ten (10) days after Landlord shall have given to Tenant a written notice specifying such default; or

(iii)        Tenant shall default in the due keeping, observing, or performing of any covenant, agreement, term, provision, or condition of Paragraph 1(c) of this Lease on the part of Tenant to be kept, observed, or performed and if such default shall continue and shall not be remedied by Tenant within three (3) Business Days after Landlord shall have given to Tenant a written notice specifying the same;

(iv)        Tenant shall default due to the designation of Tenant as an “industrial establishment” under ISRA, the change of Tenant’s SIC or NAICS Number to fall within any of the SIC or NAICS Numbers for which ISRA is now or may hereafter be applicable or the failure of Tenant to otherwise comply with any of the other environmental Laws;

(v)         Tenant shall default in the execution and delivery of a complete, accurate estoppel certificate within the period referenced in Paragraph 8(a);

(vi)        Tenant shall default in the continuous maintenance of the insurance required of Tenant under Paragraph 10;

(vii)       Tenant shall default in providing any information and submission within a reasonable time as required under ISRA, and the same is not cured within five (5) Business Days of notice of non-compliance;

(viii)      Tenant shall have been in default under the terms of this Lease more than three (3) times in any twelve (12) month period, notwithstanding any subsequent cure of the default; and/or

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(ix)         Tenant shall default in the due keeping, observing, or performing of any covenant, agreement, term, provision, or condition of this Lease on the part of Tenant to be kept, observed, or performed (other than a default of the character referred to in clauses (i) – (viii) of this Paragraph 13(a)), and if such default shall continue and shall not be remedied by Tenant within fifteen (15) days after Landlord shall have given to Tenant a written notice specifying the same;

then, Landlord may, in addition to any other remedies herein contained, as may be permitted by law, without being liable for prosecution therefor, or for damages, re-enter the Demised Premises and have and again possess and enjoy the same; and as agent for Tenant or otherwise, re-let the Demised Premises and receive the rents therefor and apply the same first to the payment of such expenses, reasonable attorneys’ fees and costs, as Landlord may have been put to in re-entering and repossessing the same and in making such repairs and alterations as may be necessary and second to the payment of the rents due hereunder. In addition to any post-judgment collection fees, Tenant shall remain liable for such rents as may be in arrears and also the rents as may accrue subsequent to the re-entry by Landlord to the extent of the difference between the rents reserved hereunder and the rents, if any, received by Landlord during the remainder of the unexpired Term hereof, after deducting the aforementioned expenses, fees, and costs; the same to be paid as such deficiencies arise and are ascertained each month. In addition, Landlord, at its option, may require Tenant to pay in a single lump sum payment, at the time of such termination or re-entry, as the case may be, a sum which represents the present value (using a discount rate of four (4%) percent per annum) of the excess of the aggregate of the Fixed Rent and Additional Rent that would have been payable by Tenant for the period commencing with such termination or re-entry, as the case may be, and ending on the originally fixed Expiration Date of the Term, over the aggregate fair market rental value of the Demised Premises for the same period.

(b)       Upon the occurrence of any of the contingencies set forth in the preceding subparagraph (a) of this Paragraph 13, or should Tenant be adjudicated bankrupt or insolvent or placed in receivership, or should proceedings be instituted by or against Tenant for bankruptcy, insolvency, receivership, agreement of composition, or assignment for the benefit of creditors, or if this Lease or the estate of Tenant hereunder shall pass to another by virtue of any court proceedings, writ of execution, levy, sale, or by operation of law, Landlord may, if Landlord so elects, at any time thereafter, terminate this Lease and the Term hereof, upon giving to Tenant or to any trustee, receiver, assignee, or other person in charge of or acting as custodian of the assets or property of Tenant, five (5) days’ notice in writing of Landlord’s intention so to do. Upon the giving of such notice, this Lease and the Term hereof shall end on the date fixed in such notice as if the same date were the Expiration Date; and Landlord shall have the right to remove all persons, goods, fixtures, and chattels therefrom by force or otherwise without liability for damages. The foregoing shall not be deemed to limit Landlord’s remedies set forth herein.

(c)       Tenant hereby appoints Landlord attorney-in-fact, irrevocably, to execute and deliver, on behalf of Tenant, any document reasonably needed by Landlord during any period Tenant is in default of any terms and provisions of this Lease beyond any applicable notice and cure period.

14.          Remedies Cumulative; Non-Waiver. The various rights, remedies, options, and elections of either party expressed herein are cumulative, and the failure of a party to enforce strict performance by the other party of the conditions and covenants of this Lease, to exercise any election or option, or to resort or have recourse to any remedy herein conferred, or the acceptance by the owed party, as applicable, or the payment by the owing party, as applicable, of any amount after any breach by such party, as the case may be, in any one or more instances, shall not be construed or deemed to be a waiver or a relinquishment for the future by such party of any such conditions and covenants, options, elections, or remedies, but the same shall continue in full force and effect.

15.	Services; Electric Energy

(a)       During Business Hours, Landlord shall (i) supply heating, ventilation, and air conditioning to the Demised Premises in accordance with the HVAC specifications attached hereto as Exhibit F; (ii) provide snow and ice removal for the parking area, sidewalks, and driveways in a reasonably expeditious manner; and (iii) provide refuse removal from a dumpster to be provided on site to be used for normal paper waste attendant to an office building. Tenant agrees at all times to cooperate fully with Landlord and to abide by all the regulations and requirements that Landlord may prescribe for the proper functioning and protection of such air conditioning system. Landlord shall clean the Demised Premises in accordance with the cleaning schedule annexed hereto as Exhibit D. The cost of the services and utilities provided pursuant to this Paragraph 15(a) is included in Operating Expenses, as defined in Paragraph 3(a).

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(b)       Provided Tenant is not then in default of this Lease, Landlord shall provide to Tenant overtime services and utilities when and to the extent reasonably requested by Tenant in writing at least one (1) Business Day in advance and not later than 12:00 p.m. eastern time on such Business Day, or when activated by Tenant’s use of an overtime thermostat and time clock, and in accordance with such reasonable conditions as shall be determined by Landlord. Tenant shall pay to Landlord, as Additional Rent, a charge determined by Landlord for such additional service and utilities, which charge shall cover all costs and expenses of Landlord in providing such overtime services, including, without limitation, the cost of the utility usage, the cost of maintenance, repairs, inspections of such Building Systems, the depreciation of such Building Systems, and employee and administrative costs related to such services. Such charge shall constitute a direct charge to Tenant and not an Operating Expense as defined in Paragraph 3. The cost of HVAC overtime usage is currently at the rate of $75.00 per hour, and after the date hereof said hourly charge may be increased based upon the increase in costs and expenses of Landlord in providing such overtime services as provided above. Tenant’s usage of any HVAC overtime usage as contemplated herein shall be payable by Tenant as hereinabove set forth. As of the date hereof, there is no charge for freight elevator service in the Building, other than for overtime services as provided above. There is no separate charge for use of the Building loading dock (if any). Any usage of the freight elevator and the loading dock shall be subject to such reasonable conditions, rules and regulations as shall be determined by Landlord.

(c)       (i) Landlord reserves the right, without liability to Tenant and without constituting any claim of constructive eviction, to stop or interrupt any heating, lighting, ventilating, air conditioning, gas, steam, power, electricity, water, or other service and to stop or interrupt the use of any building or Building facilities at such times as may be necessary and for as long as may reasonably be required by reason of accidents, strikes, or the making of repairs, alterations, or improvements, or inability to secure a proper supply of fuel, gas, steam, water, electricity, labor or supplies, or by reason of any other similar or dissimilar cause beyond the reasonable control of Landlord. No such stoppage or interruption shall entitle Tenant to any diminution or abatement of rent or other compensation, nor shall this Lease or any of the obligations of Tenant be affected or reduced by reason of any such stoppage or interruption.

(ii) Notwithstanding anything to the foregoing, provided Tenant is not in default of this Lease (beyond the expiration of any applicable notice or cure period which may be expressly provided for herein), if there is a failure by Landlord to furnish any HVAC, electrical power, domestic water service, elevator service or any other essential services which under the express terms of this Lease is required to be provided by Landlord (collectively, “Essential Services”), and such service interruption (i) is caused as a result of the gross negligence or willful misconduct of Landlord or its agents, employees or contractors (as opposed to a Force Majeure Delay) and (ii) Tenant is prevented thereby from using the entire Demised Premises or a Material Portion (hereafter defined) thereof and conducting its business operations for longer than five (5) consecutive Business Days in the entire Demised Premises or such Material Portion, Tenant shall be entitled to an abatement of Fixed Rent and Additional Rent for Tenant’s Proportionate Share of increases in Operating Expenses and Real Estate Taxes of one (1) day for each day such Essential Service interruption continues beyond such five (5) consecutive Business Days period; provided, that to the extent such failure relates to a Material Portion of the Demised Premises, such abatement of Fixed Rent and Additional Rent for Tenant’s Proportionate Share of increases in Operating Expenses and Real Estate Taxes shall be in an amount bearing the same ratio that the Material Portion of the Demised Premises bears to the entire Demised Premises. As used herein, the term “Material Portion” means twenty-five percent (25%) or more of the rentable square feet of the Demised Premises. Tenant’s right to a rent abatement as set forth in this Subparagraph (c)(ii) shall be Tenant’s sole and exclusive remedy under this Lease, at law or equity, or otherwise, for any Landlord’s failure to provide the aforesaid Essential Services in the condition required by this Lease. Except as may be otherwise expressly provided for herein, the exercise of any such right or the occurrence of any such failure by Landlord shall not (a) constitute an actual or constructive eviction, in whole or in part, (b) entitle Tenant to any compensation or diminution of Fixed Rent or Additional Rent, (c) relieve Tenant from any of its obligations under the Lease except as otherwise provided herein or (d) impose any liability upon Landlord by reason of inconvenience to Tenant, or interruption of Tenant’s business, or otherwise.

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(d)       Landlord shall furnish to Tenant, through the transmission facilities installed in the Building, electric energy to be redistributed and used by Tenant, at Tenant’s expense as provided for in this Paragraph 15, in the Demised Premises. The electricity shall be in such reasonable quantity as shall be sufficient to meet Tenant’s ordinary business needs for customary office use for lighting and the operation of its business machines, including, without limitation, photocopy equipment and computer and data processing equipment, provided that Landlord shall not be obligated to provide such electrical energy in any amount in excess of six (6) watts of connected load per rentable square foot of the Demised Premises (exclusive of HVAC). Tenant's use of electric current in the Demised Premises shall not at any time exceed the capacity of any of the electrical conductors and facilities in or otherwise serving the Demised Premises.

(e)       In consideration of the electric energy furnished by Landlord to Tenant as above provided, Tenant shall pay to Landlord as Additional Rent, the sum of One and 75/100 Dollars ($1.75) times the rentable square feet of the Demised Premises per annum (calculated as $6,970.25 per annum, $580.85 per month), payable in equal monthly installments, together with, and in addition to, the Monthly Fixed Rent payable hereunder. Tenant will pay, in addition to the electricity charges described above, a sum equal to the percentage of increment in the aforesaid electricity charges caused by any increase in utility rates, charges, fuel adjustment, or by taxes of any kind imposed thereon, or for any other reason, during each Lease Year after the Initial Year. Landlord shall furnish to Tenant in writing its written demand for such costs, together with a breakdown and computation of the basis for such increase. Landlord may, from time to time, at its sole discretion, employ at its own cost and expense a recognized professional consultive agency which shall calculate Tenant’s use of such electrical current in the Demised Premises and shall compute the charges for the use so determined at Landlord’s then current rates charged generally to tenants of the Building therefor, and Tenant shall pay such charges as Additional Rent in the manner set forth above in lieu of the aforesaid Additional Rent for electric energy of the Demised Premises. Written notices of revised electric energy usage charges shall be rendered from time to time in accordance with this provision, and shall be due and payable at the same time as the next following monthly increment of Monthly Fixed Rent shall be due from the Tenant (but not earlier than fifteen (15) days after such notice). A default in payment of such bills shall be treated as a default in the payment of Monthly Fixed Rent. Landlord shall not in any way be liable or responsible to Tenant for any loss, damage, expenses and causes beyond Landlord’s control, which Tenant may sustain or incur if either the quantity or character of electric service is changed.

(f)       If the cost to Landlord of electricity shall have been increased or decreased subsequently, by change in Landlord's electric rates, charges, fuel adjustment, or by taxes of any kind imposed thereon, or for any other reason, then the aforesaid electricity charge shall be increased or decreased in the same percentage.

(g)       If Landlord discontinues furnishing electric energy to Tenant, Tenant shall arrange to obtain electric energy directly from the public utility company furnishing electric service to the Building. Such electric energy may be furnished to Tenant by means of the then existing Building System feeders, risers, and wiring to the extent that the same are available, suitable and safe for such purposes. All meters and additional panel boards, feeds, risers, wiring, and other conductors and equipment that may be required to obtain electric energy directly from such public utility company shall be installed by Landlord at its expense. There shall be no discontinuance of the furnishing of electric current to the Demised Premises by Landlord until Tenant has completed its arrangements to obtain electric current directly from the public utility company furnishing electric current to the Building so that there is no interruption in the continuity of electric service. Tenant’s obligation to pay for electricity as part of Operating Expenses shall be limited to electricity provided in the Common Areas.

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(h)       In the event that Tenant shall require electric energy for use in the Demised Premises in excess of the quantity to be initially furnished pursuant hereto and if, in Landlord’s judgment, such excess requirements cannot be furnished unless additional risers, conduits, feeders, switchboards, and/or appurtenances are installed in the Building, Landlord, upon written request of Tenant, shall proceed with reasonable diligence to install such additional risers, conduits, feeders, switchboards, and/or appurtenances, provided the same and the use thereof shall not cause permanent damage or injury to the Building or the Demised Premises, or cause or create a dangerous or hazardous condition, or entail excessive or unreasonable alterations or repairs, or interfere with or disrupt other tenants or occupants of the Building, and Tenant agrees to pay all costs and expenses incurred by Landlord in connection with such installation on demand as Additional Rent.

(i)          Landlord, at Tenant’s expense, shall purchase and install all lamps (including, but not limited to, incandescent and fluorescent), starters, and ballasts used in the Demised Premises.

(j)       In order that Landlord may at all times have all necessary information which it requires in order to maintain and protect its equipment, Tenant shall not make any material alteration or material addition to the electrical equipment and/or appliances in the Demised Premises without the prior written consent of Landlord in each instance, which Landlord may withhold in its sole discretion, and shall promptly advise Landlord of any other alteration or addition to such electrical equipment and/or appliances. Tenant agrees to advise Landlord in writing as to any material change in the periods of use of the lighting fixtures and Tenant’s business machines and equipment.

16.          Subordination. (A) This Lease is subject and subordinate in all respects to any underlying leases, ground leases, licenses, or agreements, and to all mortgages which may now or hereafter be placed on or affect such leases, licenses, or agreements or the Land or the Demised Premises, and also to all renewals, modifications, consolidations, and extensions of such underlying leases, ground leases, licenses, agreements, and mortgages. Although no instrument or action on the part of Tenant shall be necessary to effectuate such subordination, Tenant shall, nevertheless, execute and deliver within ten (10) Business Days of receipt of written request for same such further instruments confirming such subordination as may be desired by any holder of any such mortgage or by any lessor, licensor, or party to an agreement under any such underlying lease, ground lease, license, or agreement, respectively. If Tenant fails to deliver such further instruments within such ten (10) Business Day period, Tenant hereby appoints Landlord attorney-in-fact, irrevocably, for the limited purpose of executing and delivering any such instrument on behalf of Tenant. If any underlying lease, ground lease, license, or agreement to which this Lease is subject and subordinate terminates, or if any mortgage to which this Lease is subordinate is foreclosed, Tenant shall, on timely request, attorn to the holder of the reversionary interest or to the mortgagee in possession, as the case may be. If Landlord shall notify Tenant that the Demised Premises, Building, or Land is encumbered by a mortgage, then notwithstanding anything in this Lease to the contrary, no notice intended for Landlord shall be deemed properly given unless a copy thereof is simultaneously sent to such mortgagee in the manner provided for in Paragraph 18, subject to the provisions of this Article 16.

(B) (i) With respect to any mortgage currently encumbering the Land as of the date of this Lease, Landlord shall use commercially reasonable efforts (at no cost, expense or liability to Landlord) to obtain for Tenant a Non-Disturbance Agreement from the holder (a “Holder”) of such mortgage. As used herein, the term “Non-Disturbance Agreement” shall mean an agreement by the Holder, providing in substance that (A) Tenant shall not be named or joined as a party defendant or otherwise in any suit, action or proceeding to enforce any rights granted to such Holder under its mortgage (unless required by law), and (B) the possession of Tenant shall not be disturbed or evicted and this Lease, Tenant’s leasehold estate and Tenant’s rights hereunder shall not be terminated or otherwise adversely affected as a result of any foreclosure of any such mortgage and any sale pursuant to any such foreclosure or the delivery of a deed in lieu of foreclosure, or other acquisition of Landlord’s interest in the Land or the Demised Premises pursuant to the enforcement of the Holder’s remedies and such Holder shall recognize Tenant as the tenant under this Lease; provided, however, that any such provisions of any Non-Disturbance Agreement may be conditioned upon this Lease being in full force and effect and no default under the terms of this Lease (after the expiration of any notice and applicable grace period expressly provided for in this Lease) having occurred. Landlord shall have no liability, and neither the obligations of Tenant under the Lease, nor the subordination of the Lease to any mortgage, shall be affected by reason of the failure or refusal of any Holder to enter into a Non-Disturbance Agreement in favor of Tenant.

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(ii) A Non-Disturbance Agreement shall be deemed to have been obtained for Tenant if either (A) Landlord shall have delivered to Tenant a form of Non-Disturbance Agreement (meeting the criteria set forth above in the definition of the same) executed by the Holder of such mortgage either (x) on such Holder’s standard form of Non-Disturbance Agreement (which may also contain subordination and/or attornment language) or (y) on a form of Non-Disturbance agreement otherwise reasonably satisfactory to Tenant or (B) (1) Landlord shall have delivered to Tenant, for execution by Tenant, a form of Non-Disturbance Agreement (meeting the criteria set forth above in the definition of the same) which is not yet executed by the Holder under such mortgage and (2) Tenant shall fail to execute such form and re-deliver the same back to Landlord within ten (10) Business Days after the delivery thereof to Tenant. The reasonable legal fees and expenses incurred by Landlord and the Holder in connection with the preparation of and negotiation of the Holder’s standard form of Non-Disturbance Agreement shall constitute Additional Rent and shall be payable by Tenant to Landlord within thirty (30) days after demand.

17.           Curing Tenant’s Defaults.

If Tenant shall fail or refuse to comply with and perform any conditions and covenants of this Lease, Landlord may, if Landlord so elects, carry out and perform such conditions and covenants, at the cost and expense of Tenant, and said cost and expense shall be payable on demand, or, at the option of Landlord, shall be added to the installment of Monthly Fixed Rent due thereafter and shall be due and payable as such. This remedy shall be in addition to such other remedies Landlord may have hereunder by reason of the breach of Tenant of any of the covenants and conditions in this Lease contained.

18.           Notices. Any notice, demand, statement, or other communication which under the terms of this Lease or under any statute or law must or may be given shall be given by hand delivery; or by registered or certified mail, return receipt requested; or by reputable private overnight delivery service providing a receipt of delivery or refusal, delivered, or addressed to the respective parties at the following address:

To Landlord:                       KBS II 100-200 Campus Drive, LLC

c/o KBS Realty Advisors

590 Madison Avenue, 26th Floor

Asset Management

New York, New York 10022

Attn: Shannon W. Hill

With a copy to:

Law Offices of David J. Feit, Esq., PLLC

22 Cortlandt Street, Suite 803

New York, New York 10007

Attn: David J. Feit, Esq.

With an additional copy to:

KBS II 100-200 Campus Drive, LLC

c/o KBS Realty Advisors

800 Newport Center Drive, Suite 700

Newport Beach, California 92660

Attn: General Counsel

To Tenant:                         At its address stated in the opening recital.

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Any such notice, demand, statement, or other communication shall be deemed to have been given or made (i) upon delivery, if hand delivered, (ii) on the second Business Day after mailing, if mailed, postage paid, certified or registered mail, and (iii) on the next Business Day, if delivered, charges prepaid or charged to sender, by a reputable private overnight delivery service. Any of the above addresses may be changed at any time by notice given as provided above. Legal counsel for the respective parties may provide the requisite notice(s) hereunder on behalf of their respective clients.

19.           Quiet Enjoyment. Landlord covenants that Tenant, upon keeping and performing each and every covenant, agreement, term, provision, and condition herein contained on the part and on behalf of Tenant to be kept and performed, shall quietly enjoy the Demised Premises without hindrance or molestation by Landlord or by any other person lawfully claiming by, through, or under the same, subject to the covenants, agreements, terms, provisions, and conditions of this Lease and the effects of the application of same.

20.           Security Deposit. Tenant has this day deposited with Landlord the Security Deposit to secure the payment of the Fixed Rent and Additional Rent hereunder and the full and faithful performance by Tenant of the covenants and conditions on the part of Tenant to be performed. The Security Deposit will not be an advance payment of the Fixed Rent and/or Additional Rent. During the Term hereof (as same may be extended or renewed from time to time), Landlord may, if Landlord so elects, have recourse to the Security Deposit, to the extent necessary to make good any default by Tenant beyond any applicable notice and cure period, in which event Tenant shall, on demand, promptly restore the Security Deposit to its original amount in the form of cash. In no event, however, shall Landlord be obligated to apply all or any part of the Security Deposit. Landlord’s right to bring a special proceeding to recover damages or otherwise to obtain possession of the Demised Premises before or after Landlord’s declaration of the termination of the Lease for nonpayment of rent or for any other reason shall not in any event be affected by reason of the fact that Landlord holds a Security Deposit. The Security Deposit will not be a limitation on Landlord’s damages or other rights and remedies available under the Lease or at law or in equity; nor shall the Security Deposit be a payment of liquidated damages. The Security Deposit will not be an advance payment of the Fixed Rent and/or Additional Rent. In the event and/or to the extent Landlord is holding the Security Deposit in cash, Landlord shall not be required to keep the Security Deposit separate from its own funds and may co-mingle said amounts with its own funds. In addition, Landlord shall not be required to keep any Security Deposit in an interest-bearing account. If Landlord keeps the Security Deposit in an interest-bearing account, Landlord shall receive all of the interest that accrues thereon. Tenant shall not mortgage, assign, or encumber the Security Deposit, and neither Landlord nor its successors or assigns shall be bound by any such mortgage, assignment, or encumbrance. Liability to return or repay, as the case may be, said Security Deposit to Tenant shall run with the reversion and title to the Demised Premises, whether any change in ownership thereof be by voluntary alienation or as the result of judicial sale, foreclosure, or other proceedings, or the exercise of a right of taking or entry by any mortgagee, but subject to the terms and conditions of the following sentence. Landlord shall assign or transfer said Security Deposit, for the benefit of Tenant, to any subsequent owner or holder of the reversion or title to Demised Premises, in which case the assignee or transferee shall become liable for the repayment thereof as herein provided, and the assignor or transferor shall be deemed to be released by Tenant from all liability to return such Security Deposit. Landlord shall return to Tenant any unapplied portion of the Security Deposit not used by Landlord as permitted by this Lease within sixty (60) days after the Expiration Date (or last day of the Renewal Term, as applicable). The terms and conditions of this Paragraph shall survive the expiration or sooner termination of this Lease.

21.	Inspection and Entry by Landlord.

(a)       During the Term, on reasonable advance notice of not less than 24 hours written notice (unless in the event of an emergency) and at reasonable times, Tenant agrees to permit Landlord and Landlord’s agents, employees, or other representatives to show the Demised Premises to any lessor under any underlying lease or ground lease, to any mortgagee, or to any persons wishing to purchase the same, the Building, or the Complex. In addition, Tenant agrees, from and after the twelfth (12th) month preceding the end of the Term (or Renewal Term, as applicable), Landlord or Landlord’s agents, employees, or other representatives shall have the right to show the Demised Premises to any prospective tenants.

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(b)       Tenant agrees Landlord and Landlord’s agents, employees, or other representatives, shall have the right to enter into and upon the Demised Premises or any part thereof, on reasonable advance notice of not less than 24 hours written notice (unless in the event of an emergency) and at reasonable times, for the purpose of inspecting the same, or reading meters, or performing maintenance, or making such repairs or alterations therein as may be necessary for the safety and preservation thereof. This clause shall not be deemed to be a covenant by Landlord nor be construed to create an obligation on the part of Landlord to make such inspection or repairs.

22.         Brokerage. Tenant and Landlord warrant and represent to each other neither has dealt with any broker or brokers regarding the negotiation of this Lease, other than the Designated Brokers. Tenant and Landlord agree to be responsible for and to indemnify and hold the other harmless from and against any claim for a commission or other compensation by any broker other than the Designated Brokers claiming to have negotiated with the indemnifying party with respect to the Demised Premises or to have called the said Demised Premises to Tenant’s attention or to have called Tenant to Landlord’s attention. Landlord shall pay a commission to the Designated Brokers pursuant to a separate written agreement.

23.           Parking. Tenant shall have the right under this Lease to the exclusive use of the Exclusive Space reserved in the surface parking area serving the Building, as depicted on the parking plan attached hereto as Exhibit E, and the nonexclusive use of the Non-Exclusive Spaces in the open common parking lot on the Land serving the Building and other buildings on or to be constructed on the Land. Tenant shall comply with such reasonable Rules and Regulations as Landlord may promulgate from time to time with respect to said parking.

24.	Renewal Option.

(a) Tenant is hereby granted one (1) option to renew the initial Term of this Lease for one (1) Renewal Term of sixty (60) months, subject to the terms of this Paragraph 24. In the event that Tenant desires to renew the initial Term of this Lease, it shall give irrevocable notice in writing to Landlord of its renewal of the initial Term of this Lease not earlier than fifteen (15) months, nor later than twelve (12) months, prior to the Expiration Date, with time being of the essence. During the Renewal Term, Tenant shall lease the Demised Premises in its then-current “AS-IS” condition, and Landlord shall have no obligation to perform any work to the Demised Premises to prepare the Demised Premises for Tenant’s use and occupancy, or to provide Tenant with any allowances (e.g., any Landlord’s contribution, construction allowance, and the like) or other tenant inducements, and all of the terms and conditions of this Lease shall otherwise remain in effect during the Renewal Term, except that the annual Fixed Rent payable during the Renewal Term shall be one hundred percent (100%) of the Fair Market Renewal Rent (hereinafter defined) of the Demised Premises during the Renewal Term. The “Fair Market Renewal Rent” is herein defined as the annual fair market renewal rental value of the Demised Premises during the Renewal Term based on a comparison of the rents and accrued escalations then being paid by tenants renewing leases for comparable “Class A” space in comparable “Class A” buildings in the Route 24 corridor, excluding from consideration rent concessions, such as free rent and work letter allowances, which may be made to tenants leasing space initially, but taking into consideration rent concessions, such as refitting allowance, made to tenants renewing leases.

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(b)       The Fair Market Renewal Rent of the Demised Premises for purposes of subparagraph (a) of this Paragraph 24 shall take into account the provisions of this Lease and shall be determined pursuant to the provisions of this subparagraph 24(b). The Fair Market Renewal Rent shall be set forth by Landlord in a notice (“Landlord’s Determination Notice”) sent by Landlord to Tenant within sixty (60) days after Landlord’s receipt of Tenant’s written notice as aforesaid of its election to exercise its renewal of the Lease Term for the Renewal Term. If Tenant disagrees with Landlord’s determination of Fair Market Renewal Rent, Tenant shall notify Landlord (“Tenant’s Notice of Disagreement”) within thirty (30) days of receipt of Landlord’s Determination Notice. Time shall be of the essence with respect to Tenant’s Notice of Disagreement, and the failure of Tenant to give such notice within the time period set forth above shall conclusively be deemed an acceptance by Tenant of the Fair Market Renewal Rent as determined by Landlord in the Landlord’s Determination Notice and to be a waiver by Tenant of any right to dispute such Fair Market Renewal Rent as proposed by Landlord in the Landlord’s Determination Notice. If Tenant fails to timely exercise its renewal option for the Renewal Term, then this Article 24 of the Lease is deemed automatically deleted and omitted from the Lease in its entirety and Tenant shall have no right to renew the Term of this Lease. In the event Tenant sends Landlord a Tenant’s Notice of Disagreement, then, Tenant, at its own expense, within ten (10) days after sending a Tenant’s Notice of Disagreement to Landlord, shall designate an Appraiser, as hereinafter defined, in the Morris County area, on written notice to Landlord within such ten (10) day period. If, within the ten (10) day period referenced in the immediately preceding sentence, Tenant fails to so hire an Appraiser and notify Landlord in writing of the identity of said Appraiser, then such failure shall conclusively be deemed to be an acceptance by Tenant of the Fair Market Renewal Rent as determined by Landlord in the Landlord’s Determination Notice and to be a waiver by Tenant to dispute the Fair Market Renewal Rent as determined by Landlord in the Landlord’s Determination Notice. As used herein, the term “Appraiser” shall mean a duly qualified, impartial, senior MAI real estate appraiser or a licensed senior real estate leasing broker who must have at least ten (10) years prior experience in the leasing of comparable “Class A” office building space in comparable “Class A” buildings in the locale and market where the Building is located (i.e., the Route 24 corridor) and with a working knowledge of current office rental rates and practices in such locale. Within twenty (20) days of its appointment, Tenant’s Appraiser shall determine and report to both parties in writing its determination of the Fair Market Renewal Rent of the Demised Premises. Tenant shall require that the Tenant’s Appraiser shall notify the parties in writing within said twenty (20) day period of its determination of the Fair Market Renewal Rent. In the event that Landlord objects to Tenant’s Appraiser’s determination of the Fair Market Renewal Rent, then Landlord shall notify Tenant (“Landlord’s Notice of Disagreement”) of such objection within twenty (20) days following receipt of Tenant’s Appraiser’s report. In the event of Landlord’s Notice of Disagreement, which objection is not resolved by the parties within twenty (20) days thereafter, Landlord, at its own expense, shall designate an Appraiser in the Morris County area on written notice to Tenant within ten (10) days after the expiration of the aforementioned twenty (20) day period. Within twenty (20) days of its appointment, Landlord’s Appraiser shall determine and report to both parties in writing its determination of the Fair Market Renewal Rent of the Demised Premises. In the event that Tenant objects to Landlord’s Appraiser’s determination of the Fair Market Renewal Rent by sending notice of objection to Landlord within ten (10) days following receipt of Landlord’s Appraiser’s determination of the Fair Market Renewal Rent, then and in such event, the two Appraisers shall within five (5) days jointly appoint a separate and third Appraiser who shall within ten (10) days of his or her appointment determine the Fair Market Renewal Rent by selecting either Landlord’s Appraiser’s Fair Market Renewal Rent determination or Tenant’s Appraiser’s Fair Market Renewal Rent determination, as the case may be, according to whichever of the two valuations is closer to the actual Fair Market Renewal Rent in the opinion of such separate and third Appraiser. The costs of such separate and third Appraiser shall be shared equally by Landlord and Tenant. If, however, Landlord’s Appraiser and Tenant’s Appraiser fail to agree upon the choice of such separate and third Appraiser within five (5) days following Landlord’s receipt of Tenant’s objection notice to Landlord’s Appraiser’s determination of the Fair Market Renewal Rent, such separate and third Appraiser shall be appointed by the presiding Judge of the Superior Court of the State of New Jersey for the county in which the Demised Premises are located. Such separate and third Appraiser shall proceed with all reasonable dispatch to determine the Fair Market Renewal Rent as provided above. The decision of such separate and third Appraiser shall be final and shall be unappealable, absent any showing of fraud by such Appraiser. If the Fair Market Renewal Rent has not been determined prior to the commencement of the Renewal Term, Tenant shall pay to Landlord the Fair Market Renewal Rent as determined by Landlord, and once the actual Fair Market Renewal Rent is determined, any overpayments or underpayments shall promptly be reconciled.

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(c)       It shall be a condition of the exercise of the option set forth in this Paragraph 24, that at the time of the exercise of said option and on the first day of the Renewal Term, (i) Tenant shall not be in default under this Lease which continues beyond the expiration of any applicable notice or cure period which may be expressly provided for in this Lease, (ii) Tenant or any Affiliated Entity shall be occupying all or substantially all of the Demised Premises and shall not have sublet any portion thereof other than to an Affiliated Entity and (iii) Landlord shall be in receipt from Tenant of an amendment (in form approved by Landlord) of any Letter of Credit held by Landlord as the Security Deposit thereby extending the expiration date of the Letter of Credit for a term ending no sooner than ninety (90) days after the expiration date of the Renewal Term.

(d)       Tenant acknowledges and agrees the option set forth in this Paragraph 24 shall be personal to the original Tenant hereunder and an Affiliated Entity and shall not be exercisable by any party (including, without limitation, any assignees) other than the original Tenant named herein and an Affiliated Entity.

(e)       All notices, mailings and documents to be given, executed and/or delivered by Tenant hereunder shall be given, executed and/or delivered in accordance with the provisions of Article 18 above and same must be given within the time periods set forth in this Article, with time being of the essence.

(f) Within fifteen (15) days after the date on which the Fair Market Renewal Rent payable for the Renewal Term has been determined, Landlord and Tenant shall confirm same by executing an instrument reasonably satisfactory to Landlord and Tenant; provided that that failure by Landlord or Tenant to execute such instrument shall not affect the determination of the Fair Market Renewal Rent payable for the Renewal Term and Tenant’s obligations to pay Fixed Rent and Additional Rent for the Renewal Term as provided for herein and to perform its obligations and covenants hereunder in accordance with this Article.

25.           Landlord’s Inability to Perform. Except as may be otherwise expressly provided in this Lease, this Lease and the obligations of Landlord and Tenant to comply with the covenants, terms and conditions hereof shall not be affected, curtailed, impaired, or excused because of any events of Force Majeure (hereinafter defined). “Force Majeure” shall mean and include those situations beyond either party’s control, including by way of example and not limitation, acts of God; accidents; repairs; strikes; shortages of labor, supplies, or materials; inclement weather; scheduling of planning board meetings or other municipal action affecting any issuance of construction permits and/or approvals, including, without limitation, where applicable, the passage of time while waiting for an adjustment of insurance proceeds; or war, terrorism, or bioterrorism. Landlord shall be excused for the period of any delay in the performance of any obligation hereunder when prevented from so doing by a Force Majeure event provided nothing contained in this Article or elsewhere in this Lease shall be deemed to excuse or permit any delay in the performance of payment obligations on the part of Landlord. Tenant shall similarly be excused for the period of any delay in the performance of any obligation hereunder when prevented from so doing by a Force Majeure event, provided nothing contained in this Article or elsewhere in this Lease shall be deemed to excuse or permit any delay in the payment of Fixed Rent or Additional Rent by Tenant to Landlord, or any delay in the cure of any Tenant default which may be cured by the payment of money.

26.	Condemnation.

(a)       In the event the whole of the Demised Premises shall be lawfully condemned or taken in any manner for any public or quasi-public use or purpose or is transferred, under threat of condemnation, by Landlord to any party having the right of condemnation (any of such acts are referred to herein as “eminent domain”), this Lease and the Term and estate hereby granted shall forthwith cease and terminate as to the date of vesting of title (“date of taking”), and Tenant shall have no claim against Landlord for, or make any claim for the value of, any unexpired term of this Lease, and the Fixed Rent and Additional Rent shall be apportioned as of such date.

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(b)       In the event any part of the Demised Premises shall be so condemned or taken, this Lease shall be and remain unaffected by such condemnation or taking, except that the Fixed Rent and Additional Rent allocable to the part so taken shall be apportioned as of the date of taking, and Tenant shall have no claim against Landlord for, or make any claim for the value of, the portion of the unexpired Term of this Lease allocable to the part so taken, provided, however, that Landlord may elect to cancel this Lease in the event that more than twenty-five (25%) percent of the Demised Premises should be so condemned or taken, provided such notice of election is given by Landlord to Tenant not later than sixty (60) days after the date when title shall vest in the condemning authority. Upon the giving of such notice, this Lease shall terminate on the thirtieth (30th) day following the date of such notice, and the Fixed Rent and Additional Rent shall be apportioned as of such termination date, and Tenant shall have no claim against Landlord for, or make any claim for the value of, the unexpired Term of this Lease. Upon such partial taking and this Lease continuing in force as to any part of the Demised Premises, the Fixed Rent and Additional Rent shall be reduced proportionately by an amount representing the part of the Fixed Rent and Additional Rent properly applicable to the portion or portions of the Demised Premises that may be so condemned. If, as a result of the partial taking (and this Lease continuing in force as to the part of the Demised Premises not so taken), any part of the Demised Premises not taken is damaged, Landlord agrees with reasonable promptness to commence the work necessary to restore the damaged portion to the condition existing immediately prior to the taking and to prosecute the same with reasonable diligence to its completion. In the event Landlord and Tenant are unable to agree as to the amount by which the Fixed Rent and Additional Rent shall be diminished, the matter shall be determined by a mutually acceptable third party. Pending such determination, Tenant shall pay to Landlord the Fixed Rent and Additional Rent as fixed by Landlord, subject to adjustment upon resolution of such dispute.

(c)       Nothing herein provided shall preclude Tenant from appearing, claiming, proving, and receiving in the condemnation proceeding Tenant’s moving expenses and the value of trade fixtures provided such claim shall be separate from and shall not adversely affect or diminish to any extent the Landlord’s award.

(d)       Subject to the provisions of Paragraph 26(c), the entire award for any act of eminent domain shall be paid to Landlord, and, in the event of a partial taking, if this Lease is not canceled by either party pursuant to the provisions of this Paragraph 26, Landlord, at Landlord’s own expense, shall restore the unaffected part of the Demised Premises to substantially the same condition and tenantability as existed prior to the taking. Until said unaffected portion is restored, Tenant shall be entitled to a proportionate abatement of Fixed Rent and Additional Rent of that portion of the Demised Premises that is being restored and is not usable until the completion of the restoration or until said portion of the Demised Premises is used by Tenant, whichever occurs sooner. Said unaffected portion shall be restored within a reasonable time, provided, however, if Landlord is delayed by Force Majeure, the time for completion shall be extended for a period equivalent to the delay. If such partial taking shall occur in the last year of the Term, either party, irrespective of the area of the space remaining, may elect to cancel this Lease and the Term hereby granted, provided such party shall, within sixty (60) days after such taking, give notice to that effect, and upon the giving of such notice, the Fixed Rent and Additional Rent shall be apportioned and paid to the date of expiration of the term specified, which date shall be not more than thirty (30) days after the date of such notice, and this Lease and the Term hereby granted shall cease, expire and come to an end upon the expiration of the period specified in said notice. If either party shall so elect to end this Lease and the Term hereby granted, Landlord need not restore any part of the Demised Premises and the entire award for partial condemnation shall be paid to Landlord, and Tenant shall have no claim whatsoever to any award.

(e)       If the temporary use or occupancy of all or any part of the Demised Premises shall be so taken, (i) the Term shall not be reduced or affected in any way except as provided in (iv) below, (ii) Tenant shall continue to be responsible for all of its obligations hereunder and shall continue to pay all Fixed Rent and Additional Rent when due, (iii) Tenant shall be entitled to receive that portion of the award that represents reimbursement for the cost of restoration of the Demised Premises, compensation for the use and occupancy of the Demised Premises and for any taking of Tenant’s property, except that, if the temporary period of taking shall extend beyond the expiration of the Term, the portion of the award representing compensation for the use and occupancy of the Demised Premises shall be apportioned between Landlord and Tenant as of the Expiration Date, and Landlord shall receive that portion of the award which represents reimbursements for the cost of restoration of the Demised Premises, and (iv) if the date of taking shall occur during the last year of the Term and the taking shall exceed twenty-five (25%) percent of the Demised Premises, Tenant may elect to cancel this Lease by notice of election given by Tenant to Landlord not later than sixty (60) days after the date when title shall vest in the condemning authority. Upon the giving of such notice, this Lease shall terminate on the thirtieth (30th) day following the date of such notice, and the Fixed Rent and Additional Rent shall be apportioned as of such termination date, with Landlord, and not Tenant, to receive the portion of the award that represents reimbursement for the cost of restoration of the Demised Premises and the portion of the award representing compensation for the use and occupancy of the Demised Premises for the time subsequent to the cancellation date.

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27.	Assignment and Subletting.

Tenant may not mortgage, hypothecate, pledge, assign, transfer, or sublet all or a portion of the Demised Premises or this Lease, as the case may be, except as specifically permitted in this Paragraph 27.

(a)       In the event Tenant desires to assign this Lease or sublease all or any portion of the Demised Premises, Tenant shall provide to Landlord the following information in writing at least forty-five (45) days prior to the effective date of any such assignment or sublease: (i) the terms and conditions of such assignment or sublease (including, but not limited to, the proposed assignment or sublease agreement, as the case may be), and (ii) complete and accurate banking, financial, and other credit information with respect to the proposed assignee or sublessee, which information must be sufficient to enable Landlord to judge the fiscal strength of said proposed assignee or sublessee. Then, at least thirty (30) days prior to such effective date, Landlord shall have the option, exercisable in writing to Tenant, to recapture this Lease, or the space intended to be sublet if the sublease is scheduled to expire during the last twelve (12) calendar months of the Term, as the case may be, (and, at Landlord’s option, have such prospective assignee or sublessee then become the sole tenant of Landlord hereunder), and, except with respect to those obligations that expressly survive, if such recapture option is so exercised by Landlord then Tenant shall be fully released from any and all obligations accruing thereafter with respect to the Demised Premises, in case of an assignment, or with respect to the space to have been sublet, in the case of a sublease. Notwithstanding anything herein to the contrary, if Landlord exercises its recapture option as set forth in the preceding sentence, Tenant shall have the right, by no later than five (5) calendar days after the date of Tenant’s receipt of Landlord’s recapture notice, with time being of the essence, to notify Landlord in writing that Tenant rescinds its request for a proposed assignment or sublease, as the case may be, in which event Landlord’s exercise of its recapture option shall be deemed to be a nullity and this Lease shall continue in full force and effect as if such Landlord’s recapture option had not been exercised. If Tenant’s notice covers all of the space hereby demised, and if Landlord gives its recapture notice with respect thereto, the Term of this Lease shall expire on the date stated in Tenant’s notice as fully and completely as if that date had been herein definitely fixed for the expiration of the Term and the Fixed Rent and Additional Rent shall be paid to such date. If, however, this Lease is terminated pursuant to the foregoing with respect to less than the entire Demised Premises, then this Lease, with respect to the portion of the Demised Premises affected by such subletting, shall end and expire upon the date that such subletting was to commence, the Fixed Rent payable hereunder and the Additional Rent payable pursuant to this Lease hereof (and Tenant’s Proportionate Share) shall be adjusted in proportion to the portion of the Demised Premises affected by such termination and Tenant shall at its sole cost and expense (and prior to the effective date of such sublease) erect such demising walls as are necessary to separate the terminated portion of the Demised Premises from the remainder of the Demised Premises and to provide access thereto, and this Lease as so amended shall continue thereafter in full force and effect provided that Tenant shall pay all costs (and prior to the effective date of such sublease) in connection with the physical subdivision of any portion of the Demised Premises.

(i)          For the avoidance of doubt, Tenant acknowledges and agrees that Tenant may not sublease less than the entire Demised Premises under any circumstances and only a sublease of the entire Demised Premises shall be considered for approval by Landlord.

(ii)         Except as provided hereinafter, any sale or other transfer, whether voluntary or involuntary, by operation of law or otherwise (including, without limitation, by consolidation, merger, or reorganization), of a majority of the outstanding voting stock of Tenant, if Tenant is a corporation, or a majority of the partnership interests in Tenant, if Tenant is a partnership, or a majority of the membership interests in Tenant, if Tenant is a limited liability company, shall be an assignment for purposes of this Paragraph 27 whether such transfer is accomplished in one (1) transaction or a series of transactions.

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(b)       In the event Landlord elects not to recapture the Lease in the event of a proposed assignment of the Lease or sublease of the entire Demised Premises or in the event that Landlord elects not to recapture the proposed sublease premises in the event of a proposed sublease of a portion of the Demised Premises as hereinabove provided, as the case may be, and provided that Tenant is not in default of any of Tenant’s obligations under this Lease beyond the expiration of any applicable grace or cure period expressly provided for in this Lease, Tenant may nevertheless assign the Lease or sublet the entire Demised Premises, subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed, and subject to the consent of any mortgagee or ground lessor if required under the terms of any mortgage or ground lease, on the basis of the following terms and conditions:

(i)          Tenant shall provide to Landlord (1) the name and address of the assignee or sublessee and the terms and conditions of such assignment or sublease (including, but not limited to, the proposed assignment or sublease agreement, as the case may be), (2) complete and accurate banking, financial, and other credit information with respect to the proposed assignee or sublessee, which information must be sufficient to enable Landlord to judge the fiscal strength of said proposed assignee or sublessee, and (3) any other information reasonably requested by Landlord.

(ii)         The assignee or sublessee shall assume, by written instrument, all of the obligations of this Lease (but in the case of a sublease, only to the extent applicable to the space sublet for the term of the sublease), and a copy of such assumption agreement shall be furnished to Landlord within ten (10) days of its execution, but in no event later than the effective date of any such assignment or sublease.

(iii)        Tenant and each assignee or sublessee shall be and remain liable for the observance of all of the covenants and provisions of this Lease, including, but not limited to, the payment of Fixed Rent, Additional Rent, and other charges due hereunder through the entire Term of this Lease, as the same may be renewed, extended, or otherwise modified.

(iv)        If Tenant, having first obtained Landlord’s consent to any sublease or assignment, or if Tenant or a trustee in bankruptcy for Tenant pursuant to the United States Code, Title 11 (or the Bankruptcy Code), assigns this Lease or sublets the Demised Premises, or any part thereof, at a rental or for other consideration in excess of the Fixed Rent and Additional Rent or pro rata portion thereof due and payable by Tenant under this Lease, then Tenant shall pay to Landlord as Additional Rent fifty percent (50%) of any such excess rent or other monetary consideration immediately upon receipt under any such assignment after deducting therefrom Tenant’s Costs (as defined below), or, in the case of a sublease, (a) on the first day of each month during the term of any sublease, fifty percent (50%) of the excess of all rent and other consideration due from the subtenant for such month over the Fixed Rent and Additional Rent then payable to Landlord pursuant to the provisions of this Lease for said month after deducting therefrom Tenant’s Costs (or, if only a portion of the Demised Premises is being sublet, fifty percent (50%) of the excess of all rent and other consideration due from the subtenant for such month over the portion of the Fixed Rent and Additional Rent then payable to Landlord pursuant to the provisions of this Lease for said month which is allocable on a square footage basis to the space sublet) after deducting therefrom Tenant’s Costs) and (b) immediately upon receipt thereof, fifty percent (50%) of any other consideration realized by Tenant from such subletting after deducting therefrom Tenant’s Costs; it being agreed, however, that Landlord shall not be responsible for any deficiency if Tenant assigns this Lease or sublets the Demised Premises or any part thereof at a rental less than that provided for herein. Acceptance by Landlord of any payments due under this subparagraph shall not be deemed to constitute approval by Landlord of any sublease or assignment, nor shall such acceptance waive any rights of Landlord hereunder. Landlord shall have the right to inspect and audit Tenant’s books and records relating to any assignment or sublease.

For purposes hereof, the term “Tenant’s Costs” shall mean, (1) the amount of any customary and reasonable brokerage fees or commissions actually paid to a broker as a result of any assignment or subletting by Tenant hereunder and any customary and reasonable advertising fees actually expended by any such broker; and (2) the actual out of pocket cost to Tenant of any additional improvements made to prepare the space in question for the occupancy of the subtenant or the assignee thereof, and in the case of a subletting, any rent abatement and/or concession or work allowance granted by Tenant to such subtenant in lieu of or in addition to Tenant’s performance of any such improvements. Tenant’s Costs shall be deemed to have been fully amortized over the term of the sublease, in the case of a sublease, or the remaining term of the Lease, in the case of an assignment.

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(v)         In any event of the acceptance by Landlord of any rent from any of the subtenants or the failure of Landlord to insist upon the strict performance of any of the terms, conditions and covenants herein from any assignee or subtenant shall not release Tenant herein from any and all of the obligations herein during and for the entire Term of this Lease, as the same may be extended or renewed.

(vi)        The assignment or sublease shall provide that there shall be no further assignments and/or subletting without Landlord's consent.

(vii)       Together with Tenant’s request for Landlord’s consent, Tenant shall pay to Landlord, as Additional Rent, the Landlord’s estimate of the actual and reasonable legal costs, not to exceed $3,500.00 (the “Consent Fees Cap”) for each request for consent, incurred by Landlord and Landlord’s handling charges for each request for consent to any assignment or sublet. Within thirty (30) days following Landlord’s written demand, subject to the Consent Fees Cap, Tenant shall reimburse Landlord for any balance of such reasonable legal fees (or Landlord shall reimburse Tenant for any overpayment, as the case may be). Tenant acknowledges its sole remedy with respect to any assertion that Landlord’s failure to consent to any assignment or sublet is unreasonable shall be the remedy of specific performance, and Tenant shall have no other claim or cause of action against Landlord as a result of Landlord’s actions in refusing to consent thereto.

(viii)      [Intentionally Omitted.]

(ix)         Tenant shall provide Landlord with an original executed representation and warranty from Tenant and the assignee/subtenant that (1) the transaction with assignee/subtenant does not trigger ISRA and that ISRA is not otherwise applicable to such assignee/subtenant’s operations (and further satisfy any requirements of Paragraph 28), and (2) the statements set forth in Paragraph 34 and 35 are also true and accurate for such assignee/subtenant.

(x)          If Landlord consents to any proposed assignment or sublease and Tenant fails to consummate the assignment or sublease to which Landlord consented within ninety (90) days after the giving of such consent, Tenant shall be required again to comply with all of the provisions and conditions of this Paragraph 27 before assigning this Lease or subletting the Demised Premises.

(xi) The use and occupancy of space in the Demised Premises by a proposed assignee or subtenant does not violate any restrictions or other agreements to which Landlord or its affiliate is bound or which Landlord or its affiliate may have in place with other tenants or other occupants of the Complex.

(c)       Tenant expressly acknowledges any of the following instances shall be deemed to be a reasonable basis on which Landlord may withhold its consent under this Paragraph:

(i)          the proposed assignee or subtenant is not, in Landlord’s reasonable opinion, appropriate for the Building or in keeping with the character of its existing tenancies;

(ii)         the proposed assignee’s or subtenant’s occupancy will cause a density of traffic or make demands on Building services, maintenance, or facilities unreasonably in excess of those related to Tenant’s occupancy;

(iii)        the proposed assignee or subtenant (or any entity that is in common control with said assignee or subtenant, controlled by said assignee or subtenant, or controls said assignee or subtenant) (1) is a tenant of the Building or any other building owned by or through the persons constituting Landlord hereunder or any affiliate, subsidiary, or parent of Landlord or (2) is vacating premises in such a building;

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(iv)        the proposed sublease is for the entire Demised Premises;

(v)         Landlord (or any affiliate, subsidiary, or parent of Landlord) is negotiating or has negotiated with the proposed assignee or subtenant (or any entity that is in common control with said assignee or subtenant, controlled by said assignee or subtenant, or controls said assignee or subtenant) within the period of twelve (12) months preceding Tenant’s request for consent to such assignment or sublease;

(vi)        Landlord (or any affiliate, subsidiary, or parent of Landlord) has competing premises available for occupancy within the relevant timeframe; or

(vii) The use and occupancy of space in the Demised Premises by the proposed assignee or subtenant may violate any restrictions or other agreements to which Landlord or its affiliate is bound or which Landlord or its affiliate may have in place with other tenants or other occupants of the Complex.

Tenant further expressly acknowledges that the foregoing is not a complete list and shall in no way be construed to be a limitation on Landlord’s ability to reasonably withhold its consent for other reasons not included above.

(d)       Notwithstanding any other provision of this Section 27 or of this Lease to the contrary, Tenant may assign this Lease or sublease the Demised Premises to an “Affiliated Entity” without Landlord’s prior written consent provided that in any of such events (i) the Affiliated Entity is a reputable individual or entity of good character and has a reported tangible net worth, as of the end of its then most recent reporting period, as evidenced by its most recent audited financial statement, prepared in accordance with GAAP, consistently applied, at least equal to or greater than the higher of the reported tangible net worth of the Tenant as of the date hereof or on the date of the proposed assignment or sublease, (ii) proof reasonably satisfactory to Landlord of such reported tangible net worth and a copy of the most recent financial statement of Tenant and of such Affiliated Entity shall have been delivered to Landlord at least thirty (30) days prior to the effective date of any such transaction (but if due to confidentiality restrictions imposed on Tenant such information may not be legally disclosed by Tenant to Landlord prior to the effective date of any such transaction, then such information shall be disclosed by Tenant to Landlord not later than ten (10) days after the effective date of any such transaction), (iii) in the event that the Tenant hereunder immediately after such transfer is other than the Tenant herein named (“New Tenant”), a duplicate original instrument of assignment in form and substance reasonably satisfactory to Landlord, duly executed by Tenant, shall have been delivered to Landlord at least thirty (30) days prior to the effective date of any such transaction, in which such New Tenant assumes (as of the effective date of any such assignment or sublease) observance and performance of, and agrees to be personally bound by, all of the terms, covenants and conditions of this Lease on Tenant’s part to be performed and observed, (iv) such transfer shall be for a valid business purpose with a view toward continuing Tenant’s business as an on-going concern and not principally for the purpose of transferring this Lease and (v) such transfer shall not operate to relieve or release Tenant from any covenant or obligation under this Lease. For the purposes hereof, an "Affiliated Entity" shall be defined as any entity (i) which, directly or indirectly, “controls” Tenant or which is, directly or indirectly, controlled by Tenant or which is, directly or indirectly, controlled by the same entity as Tenant, (ii) with which or into which Tenant is merged or consolidated or (iii) to which substantially all of Tenant’s assets and/or stock are transferred. The term “control”, as used herein, means the power, directly or indirectly, to direct or cause the direction of the management or policies of Tenant.

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(e) Notwithstanding anything to the contrary contained in this Article 27, provided that Tenant shall not be in default in the payment of Fixed Rent or Additional Rent and Tenant shall not be in default of any of its other obligations under this Lease beyond the expiration of any applicable notice and cure period which may be expressly provided for in this Lease, Tenant shall be entitled, without Landlord’s consent, to permit up to fifteen (15%) percent of the rentable square footage of the Demised Premises to be comprised of individual offices within the Demised Premises (and Tenant may provide associated “back-office” support in connection therewith) to be used by individual clients of Tenant or by individuals or entities affiliated or doing daily business with Tenant (collectively, “Desk Users”) provided the use and occupancy by such parties of any space therein does not violate any restrictions or other agreements to which Landlord or its affiliate or Tenant is bound or which Landlord or its affiliate may have in place with other tenants or other occupants of the Complex (and such use thereof shall not be deemed to be an assignment or sublease for purposes hereof); provided, that, (i) each such Desk User is a reputable entity whose use is a Permitted Use hereunder, (ii) the portions of the Demised Premises so used shall not be separately demised from the remainder of the Demised Premises, the use thereof shall be undivided occupancy and no signage identifying a Desk User shall be installed anywhere outside of the Demised Premises or within the Demised Premises if it is visible from outside of the Demised Premises, without Landlord’s prior consent (which may be granted or denied in its sole discretion), (iii) Tenant shall not provide a separate entrance to any Desk Users or otherwise alter the Demised Premises to facilitate such Desk User and shall not separately demise any space within the Demised Premises or otherwise act in any way to cause the Demised Premises to appear other than as a single tenant space (iv) Tenant shall be in actual occupancy of the remainder of the Demised Premises, and (v) prior to entering into any arrangement for use of the Demised Premises by such Desk User pursuant to this Section 27(e), Tenant shall notify Landlord in writing of the name and address of the Desk User, and the space to be occupied by the Desk User. Such arrangement shall terminate automatically upon the termination of this Lease, such use shall be subject to all of the terms and conditions of this Lease and the occupancy by the Desk User shall not create unusual amounts of traffic in the Building or tend to impair the character or dignity of the Building. Tenant understands and agrees that the use of the Demised Premises for such purposes shall not result in the vesting of any interest in the Demised Premises or the Building in such Desk User, nor shall such Desk User have any rights or claims whatsoever pursuant to this Lease. It is a condition of this Section 27(e), that Tenant furnish to Landlord, upon notice, such information reasonably requested by Landlord regarding the satisfaction of the conditions set forth in this Section 27(e). As used in this Section 27(e), the term “Tenant” shall mean and refer only to the original tenant named herein or an Affiliated Entity.

28.	Environmental Laws.

(a)       Tenant agrees to comply with all present or future federal, state, or local laws, rules, or regulations dealing with environmental protection (“Environmental Laws”), including, but not limited to, the Industrial Site Recovery Act (N.J.S.A. 13:lK-6, et seq.) (“ISRA”) having jurisdiction over the Demised Premises, provided the foregoing shall not in and of itself require Tenant to perform any work or make any alterations to the Demised Premises in connection with such compliance that affect the structural, mechanical, or life safety systems or components of the Demised Premises of Building unless same is made necessary due to Tenant’s particular use or manner of use of the Demised Premises. Tenant agrees such compliance shall be at Tenant’s sole cost and expense. Tenant shall immediately provide Landlord, as they are issued or received by Tenant, with copies of all correspondence, reports, notices, orders, findings, declarations, and other materials pertinent to Tenant’s compliance with Environmental Laws.

(b)       Tenant represents to Landlord Tenant’s Standard Industrial Classification (SIC) Number and Tenant’s NAICS Code are as set forth in the Preamble of this Lease. Tenant shall not conduct any operations at the Demised Premises that shall cause the Building or the Demised Premises to be deemed an “industrial establishment” as currently defined in ISRA or otherwise trigger ISRA. If, due to an amendment to ISRA or otherwise Tenant’s operations become subject to ISRA during the Term of the Lease, Tenant shall comply with all ISRA requirements at Tenant’s sole cost and expense. Such expenses shall include, but not limited to, any applicable state agency fees, engineering fees, clean-up costs, filing fees, and suretyship expenses. In addition, in the event any other Building tenant or Landlord triggers ISRA, Tenant agrees to reasonably cooperate with Landlord and provide any information relating to Tenant and its operations at the Demised Premises that is needed by Landlord to comply with ISRA. The foregoing undertakings shall survive the expiration or sooner termination of the Lease and surrender of the Demised Premises and shall also survive the sale, lease, or assignment of the Demised Premises by Landlord.

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(c)       Tenant shall not generate, store, manufacture, refine, transport, treat, dispose of, or otherwise permit to be present on or about the Demised Premises any Hazardous Substances with the exception of de minimis quantities of Hazardous Substances commonly used in the cleaning and maintenance of general business offices in quantities appropriate to such use. As used herein, “Hazardous Substance” shall be defined as any “hazardous chemical,” “hazardous substance,” “hazardous waste,” or similar term as defined in the Comprehensive Environmental Response Compensation and Liability Act, as amended (42 U.S.C. §§9601, et seq.), ISRA, the New Jersey Spill Compensation and Control Act, as amended, (N.J.S.A. 58:10-23.llb, et seq.), any rules or regulations promulgated thereunder, or in any other present or future Environmental Laws.

(d)       Tenant agrees to indemnify, defend, and hold harmless Landlord and Landlord Parties from and against any and all liabilities, damages, claims, losses, judgments, causes of action, costs, and expenses (including the reasonable fees and expenses of counsel) that may be incurred or threatened by Landlord or by Landlord Parties relating to or arising out of any breach by Tenant of this Paragraph 28, which indemnification shall survive the expiration or sooner termination of this Lease.

(e)       Landlord represents and warrants to Tenant that, to the best of Landlord’s knowledge as of the date hereof, there are no Hazardous Substances in the Demised Premises and/or the Building, with the exception of de minimis quantities of Hazardous Substances commonly used in the cleaning and maintenance and operation of general business offices in quantities appropriate to such use.

(f)       Landlord shall comply in all material respects with any Environmental Laws applicable to the Common Areas, the Land and the Complex. The costs of such compliance shall be passed through to the Building tenants as an Operating Expense.

(g)        Notwithstanding anything to the contrary herein, Tenant shall have the right to store certain drug/compound samples related to Tenant’s business in a dedicated freezer in the Demised Premises, which freezer shall be of a size and in a location as reasonably agreed upon by Landlord and Tenant; provided, however, that (i) Tenant fully complies with all relevant Environment Laws with regards to the foregoing, (ii) the foregoing does not violate any of the provisions of this Lease, including, without limitation, Section V of the Preamble to this Lease and Article 10 hereof, and (iii) Tenant shall not dispose of in the Demised Premises, Building and/or Complex any solid or liquid wastes, water, chemicals or other substances, other than ordinary human and office wastes (collectively, “Wastes”), including, without limitation, the aforementioned drug/compound samples which Tenant may use or may be the byproduct of Tenant's operations in the Demised Premises and shall not allow any fumes or vapors to escape from the Demised Premises. Tenant agrees that it will independently contract for the removal of all Wastes from the Demised Premises. The removal of such Wastes shall be subject to such rules and regulations as, in the judgment of Landlord, are necessary for the proper operation of the Building.

29.	Parties Bound.

(a)       The covenants, agreements, terms, provisions, and conditions of this Lease shall bind and benefit the respective successors, assigns, and legal representatives of the parties hereto with the same effect as if mentioned in each instance where a party hereto is named or referred to, except that no violation of the provisions of Paragraph 7(d) or of Paragraph 27 hereof shall operate to vest any rights in any successor, assignee, or legal representative of Tenant and that the provisions of this Paragraph 29 shall not be construed as modifying the conditions contained in Paragraph 13 hereof.

(b)       Tenant acknowledges and agrees neither Landlord nor any limited liability company member, manager, agent, tenant-in-common, venturer, trustee, trust beneficiary, grantor, trustee-grantor, or other individual or entity having an interest in Landlord shall have any personal liability for the performance of any of the terms, covenants, or conditions to be performed by Landlord under this Lease; rather, Tenant agrees to look solely to Landlord’s interest and estate in the Land and the Building for the satisfaction of Tenant’s remedies arising out of or related to this Lease.

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(c)       The term “Landlord” as used in this Lease means only the owner, or the mortgagee in possession, for the time being, of the Demised Premises (or the owner of a lease of the Demised Premises) so that in the event of, and from and after the date of, any sale or other transfer of the Land, the Building, or the Demised Premises, or of this Lease, such Landlord shall be and hereby is entirely freed and relieved of all thereafter accruing covenants and obligations of Landlord under this Lease, and it shall be deemed and construed without further agreement between the parties or their successors-in-interest, or between the parties and the purchaser under any sale or otherwise, or the said lessee of the Land, Building, or of the Demised Premises, that the purchaser or other transferee of the same has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder.

30.	Miscellaneous.

(a)       This Lease contains the entire contract between the parties. The terms set forth in the Preamble contain acknowledgments and covenants by the respective parties and are deemed to be restated herein. No representative, agent, or employee of Landlord has been authorized to make any representations or promises with reference to the leasing of the Demised Premises, except as may be otherwise expressly set forth in this Lease, or to vary, alter, or modify the terms hereof. No additions, changes or modifications, renewals, or extensions hereof shall be binding unless reduced to writing and signed by Landlord and Tenant.

(b)       The terms, conditions, covenants, and provisions of this Lease shall be deemed to be severable. If any clause or provision herein contained be adjudged to be invalid or unenforceable by a court of competent jurisdiction or by operation of any applicable law, it shall not affect the validity of any other clause or provision herein, but such other clauses or provisions shall remain in full force and effect.

(c)       The paragraph headings in this Lease are for convenience only and are not to be considered in construing the same.

(d)       If, in connection with obtaining financing for the Building, a banking, insurance, or other recognized institutional lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant shall not unreasonably withhold, delay, or defer its consent thereto, provided that such modifications do not in any material manner increase the obligations of Tenant hereunder (including, but not limited to, the nature or amount of Tenant’s financial obligations hereunder) and do not affect the leasehold interest created or the conduct of Tenant’s business operations at the Demised Premises.

(e)       This Lease shall be governed by and construed in accordance with the laws of the State of New Jersey.

(f)       Any litigation arising out of this Lease shall be venued in the Superior Court of New Jersey. Each party waives trial by jury in any action or proceeding arising out of this Lease. In addition, if Landlord commences any summary proceedings or an action for nonpayment of Fixed or Additional Rent, Tenant shall not interpose any non-mandatory counterclaim of any nature or description in any such proceeding or action.

(g)       Tenant shall not do or cause anything to be done whereby the Demised Premises may be encumbered by a construction lien. If any construction lien is filed against the Demised Premises, the Building, the Complex, or the Land as a result of any Alterations, repairs, or any other work or act of Tenant (or allegedly in connection with Tenant or any Tenant Parties), Tenant shall discharge or bond the same within twenty (20) days from the date of the filing of said lien. If Tenant shall fail to discharge or bond the lien, Landlord may bond or pay lien or claim for the account of Tenant without inquiring into the validity of the lien or claim, and Tenant shall reimburse Landlord upon demand for the costs incurred by Landlord therefor.

(h)       Tenant represents that the undersigned officer(s)/member(s)/partner(s) have been duly authorized to enter into this Lease and that the execution and consummation of this Lease by Tenant does not and shall not violate any provision of any by-laws, certificate of incorporation or formation, agreement, order, judgment, governmental regulation, or any other obligations to which Tenant is a party or is subject.

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(i)          In any case where Landlord’s consent, permission, or approval is requested (or required to be requested) by Tenant in connection with this Lease, Landlord shall have the right to charge Tenant all reasonable and customary third party costs (architectural, engineering and legal) on demand as Additional Rent that Landlord incurs in determining whether such consent, permission, or approval shall be granted.

(j)       Tenant shall pay upon demand, as Additional Rent, all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by Landlord in enforcing the Tenant’s performance of its obligations under this Lease, or resulting from Tenant’s default hereunder, or incurred by Landlord in any litigation, negotiation or transaction in which Tenant causes Landlord, without Landlord’s fault, to become involved or concerned.

(k)       With respect to any provision of this Lease which provides, in effect, that Landlord shall not unreasonably withhold or unreasonably delay any consent or any approval, Tenant in no event shall be entitled to make, nor shall Tenant make, any claim, and Tenant hereby waives any claim, for money damages; nor shall Tenant claim any money damages by way of setoff, counterclaim or defense, based upon any claim or assertion by Tenant that Landlord has unreasonably withheld or unreasonably delayed any consent or approval; but Tenant’s sole remedy shall be an action or proceeding to enforce any such provision, or for specific performance, injunction or declaratory judgment.

(l)       This Lease may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute but one and the same instrument. Photocopies and electronically scanned or faxed copies of original signature pages shall be deemed originals in all respects. At either party’s request, both parties hereto shall execute and deliver to each other originally-executed conforming duplicates of this Lease.

(m)       It is agreed and understood that Tenant may acknowledge only the existence of an agreement between Landlord and Tenant pertaining to this Lease and that Tenant may not disclose any of the terms and provisions contained in this Lease to any third party (other than to such party’s employees, brokers, bankers, agents, consultants, contractors and attorneys or to a prospective assignee or subtenant, or as required by law or court order), including, without limitation, any broker or any tenant or other occupant in the Complex or to any agent, broker, employee, subtenant or assignee of such tenant or occupant.

(n)       This Lease may not be recorded or filed with any applicable township or authority or records without Landlord’s prior written consent. Provided, however, in the event Landlord requests the execution of a memorandum of this Lease for recording purposes, Tenant agrees to execute, acknowledge and deliver to Landlord a memorandum of this Lease in form required by Landlord for recording purposes within ten (10) days after Landlord’s written request made to Landlord and at Tenant’s sole expense.

31.       Hold Over Tenancy. If Tenant shall remain in the Demised Premises after the expiration of the Term of this Lease without having executed and delivered a new lease (or amendment to this Lease) with Landlord, such holding over shall not constitute a renewal or extension of this Lease. Landlord may, at its option, (a) elect to treat Tenant as one who has not removed at the end of its Term and thereupon be entitled to all the remedies against Tenant provided by law in that situation, or (b) construe such holding over as a month-to-month tenancy subject to all the terms and conditions of this Lease, except as to the duration thereof. In the case of both (a) and (b) above, if Tenant shall remain in the Demised Premises after the expiration of the Term of this Lease, Tenant shall pay to Landlord the following: (a) for up to the first three (3) months of such holding over, one hundred fifty (150%) percent of the Monthly Fixed Rent and Additional Rent and all other sums due hereunder in effect on the Expiration Date, with Tenant timely making such payments to Landlord in accordance with this Lease; and (b) thereafter, for all other periods of such holding over, two hundred (200%) percent of the Monthly Fixed Rent and Additional Rent and all other sums due hereunder in effect on the Expiration Date, with Tenant timely making such payments to Landlord in accordance with this Lease. The parties recognize and agree the damages to Landlord resulting from any failure by Tenant to timely surrender possession of the Demised Premises will be extremely substantial, will exceed the amount of the Monthly Fixed Rent and Additional Rent payable hereunder and will be impossible to accurately measure. If the Demised Premises are not surrendered on or prior to the date which is thirty (30) days after the expiration of the Term, in addition to the use and occupancy charges set forth above, Tenant shall indemnify and hold harmless Landlord against any and all losses, damages and liabilities resulting therefrom, including, without limitation, any claims made by any succeeding tenant founded upon such delay, this provision to survive the expiration or sooner termination of this Lease. The provisions of this Article shall not serve as permission for Tenant to hold-over, nor serve to extend the Term (although Tenant shall remain bound to comply with all provisions of this Lease until Tenant vacates the Demised Premises) and Landlord shall have the right at any time thereafter to enter and possess the Demised Premises and remove all property and persons therefrom or to require Tenant to surrender possession of the Demised Premises as provided in this Lease upon the expiration or earlier termination of the Term.

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32.           Relocation.

(a) Landlord, at its expense, at any time during the Term, but no more than once during the Term, may relocate Tenant from the Demised Premises to space within ten (10%) percent of (plus or minus) the initial Demised Premises and of equal or greater utility to the initial Demised Premises (“Relocation Premises”) within the Building in Landlord’s reasonable judgment upon one hundred twenty (120) days’ prior written notice to Tenant. Such Relocation Premises shall be located on the same floor or no more than two floors above or below the initial Demised Premises, and shall be improved, prior to such relocation, at Landlord’s sole cost and expense, to a functional, architectural, and aesthetic standard equal to or greater than that of the initial Demised Premises in its condition immediately prior to such relocation, including but not limited to with respect to views from the Relocation Premises to the exterior of the Building. From and after the date of the relocation, the Fixed Rent and Tenant’s Proportionate Share shall be adjusted based on the rentable square footage of the Relocation Premises if such Relocation Premises contains fewer rentable square feet than the initial Demised Premises. If such Relocation Premises contains more rentable square feet than the initial Demised Premises, the Fixed Rent and Tenant’s Proportionate Share shall remain the same as they were prior to the relocation. Landlord shall pay the reasonable and actual Tenant’s costs of relocation, including but not limited to costs to improve the Relocation Premises to the standard set forth above and costs related to moving Tenant’s furniture, equipment, supplies and other personal property, the cost of printing and distributing change of address notices, one month’s supply of stationery showing the new address, IT cabling costs, and all other reasonable and actual costs incurred by Tenant in connection with the relocation. Additionally, the first Monthly Fixed Rent payment (but not any Additional Rent, electricity charges or any other charges or payments due hereunder, which such Additional Rent, electricity charges and other charges and payments shall be due and payable commencing on the date Tenant takes possession of the Relocation Premises) payable by Tenant hereunder for the Relocation Premises shall be abated. Notwithstanding any other provision of this Section 32, Tenant shall not be required to relocate from the initial Demised Premises to the Relocation Premises until the Relocation Premises has been improved by Landlord to the standard set forth above, as determined by Landlord in its reasonable discretion; provided, that if Tenant agrees to take occupancy of the Relocation Premises prior to Landlord completing its renovation of the Relocation Premises to the standard set forth above, as determined by Landlord in its reasonable discretion, in addition to the Fixed Rent abatement set forth above, Tenant shall be entitled to two (2) days of abated Fixed Rent for each day that Tenant occupies the Relocation Premises prior to Landlord completing its renovation of the Relocation Premises to the standard set forth above.

(b)       In the event Landlord exercises its right to relocate Tenant, Landlord and Tenant hereby agree to amend promptly those provisions of this Lease that are affected by the relocation and the change, if any, in the rentable square footage.

(c)       After Tenant takes possession of the Relocation Premises, the term “Demised Premises” as used in this Lease, shall be deemed to refer to and include the Relocation Premises.

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33.           Financial Statements. At Landlord’s request from time to time during the Term but no more than one (1) time per calendar year, or otherwise in connection with any assignment or sublet by Tenant under Article 27 hereof, Tenant agrees on ten (10) Business Days written notice to furnish to Landlord and to any mortgagee or ground lessor of the Building and/or Land a financial statement prepared in accordance with GAAP for such year and certified by either of Tenant’s certified public accountant or Tenant’s chief financial officer, at Tenant’s option. Tenant shall not be required to furnish Landlord with the aforesaid financial documentation at any time Tenant’s stock or other beneficial interests of Tenant is listed and traded on a nationally recognized stock or securities exchange or other over-the-counter exchange and its then current financial statement is readily available on its public website.

34.           USA Patriot Act. Tenant represents, warrants, and covenants neither Tenant nor any of its partners, officers, directors, members or shareholders, assignees, or subtenants (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (“Order”) and all applicable provisions of Title III of the USA Patriot Act (Public Law No. 107-56 (October 26, 2001)); (b) is listed on the Denied Persons List and Entity List maintained by the United States Department of Commerce; (c) is listed on the List of Terrorists and List of Disbarred Parties maintained by the United States Department of State, (d) is listed on any list or qualification of “Designated Nationals” as defined in the Cuban Assets Control Regulations 31 C.F.R. Part 515; (e) is listed on any other publicly available list of terrorists, terrorist organizations or narcotics traffickers maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to the Order, the rules and regulations of OFAC (including without limitation the Trading with the Enemy Act, 50 U.S.C. App. 1-44; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06; the unrepealed provision of the Iraq Sanctions Act, Publ. L. No. 101-513; the United Nations Participation Act, 22 U.S.C. § 2349 as-9; The Cuban Democracy Act, 22 U.S.C. §§ 6001-10; The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 233; and The Foreign Narcotic Kingpin Designation Act, Publ. L. No. 106-120 and 107-108, all as may be amended from time to time); or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”); (f) is engaged in activities prohibited in the Orders; or (g) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes or in connection with the Bank Secrecy Act (31 U.S.C. §§ 5311 et. seq.).

35.           Telecommunications.

(a)       Tenant and its telecommunications companies, including local exchange telecommunications companies and alternative vendor service companies, shall have no right of access to or within the Building and/or the Land for the installation or operation of telecommunications services or systems, including, but not limited to, voice, video, data, and other telecommunications services provided over wire, fiber optic, microwave, wireless, or any other transmission system, for all or part of Tenant’s telecommunications within the Building and from the Building and/or the Land to any other location without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)        Subject to Landlord’s prior written consent, which consent Landlord shall not be unreasonably withheld, conditioned or delayed, and compliance by Tenant and Tenant’s Telecommunications Provider with Landlord’s reasonable and non-discriminatory rules and regulations therefor subject to the requirements in Section 8(b) hereof, Tenant and/or Tenant’s Telecommunications Provider shall be permitted access to the Building’s riser system, at no separate rental cost, for the installation of the telecommunications cabling and other equipment and, in order to install, maintain, and operate the telecommunications cabling or other equipment; (2) Tenant and Tenant’s Telecommunications Provider shall be permitted access to the telecommunications closet(s) on the floor on which the Demised Premises is located and (3) Tenant shall at all times, (i) have reasonable access to the point of entry or telco riser closet in the Building, to which the applicable Tenant’s Telecommunications Provider delivers its telephone, data and other information cabling into the Building (“POE”) and shall be permitted to install and maintain all appropriate cabling in the POE and through the Building's existing conduits and/or existing floor penetrations and (ii) be permitted to install and maintain any horizontal conduit or pathways reasonably required by Tenant, in order to connect the POE to Tenant’s main distribution frame.

39

(c) In the event Landlord consents in writing to the installation by Tenant of any cabling, wiring, risers and similar installations appurtenant thereto (collectively, “Wiring”), then the parties acknowledge and agree that Landlord shall retain the Wiring, and Tenant covenants that:

(i)          Tenant shall surrender such Wiring, and such Wiring shall be free of all liens and encumbrances; and

(ii)         All Wiring shall be left in good condition, reasonable wear and tear excepted, working order, properly labeled at each end and in each telecommunications/electrical closet and junction box, and in safe condition.

[SIGNATURE PAGE FOLLOWS]

40

IN WITNESS WHEREOF Landlord and Tenant have caused this Lease to be executed as of the date first above written.

LANDLORD:

KBS II 100-200 CAMPUS DRIVE, LLC,
a Delaware limited liability company
Witnessed by:
By: KBS Capital Advisors, LLC,
a Delaware limited liability company,
its Authorized Agent
/s/ Michelle Katter
Name: Michelle Katter	By:	/s/ Shannon W. Hill
Name: Shannon W. Hill
Title: Senior Vice President

TENANT:

Witnessed by:	CELLECTAR BIOSCIENCES, INC.,
a Delaware corporation
/s/ Jim Caruso
Name: Jim Caruso
	By:	/s/ Brian M. Posner
Name: Brian M. Posner
Title: CFO

41

EXHIBIT A

FLOOR PLAN

[See attached.]

A-1

EXHIBIT A-1

SITE PLAN OF BUILDING

[See attached.]

A-2

Parking Lot Breakup - 100 Campus Drive

X:\J404700\Cadd\CONCEPT\PARKING-BEARKUP.dwg

EXHIBIT A-2

SITE PLAN OF COMPLEX

[See attached.]

A-3

600
500
400
300
100
200
Campus Drive
Park Avenue
Park Avenue
Ward Place
24

Park Avenue at Morris County • 100-600 Campus Drive, Florham Park, NJ

EXHIBIT B

Work Letter to Lease

between

KBS II 100-200 CAMPUS DRIVE, LLC, as Landlord

and

CELLECTAR BIOSCIENCES, INC., as Tenant

Capitalized terms used herein, unless otherwise defined in this Exhibit, shall have the respective meanings assigned to them in the Lease.

For and in consideration of the agreement to lease the Demised Premises and the mutual covenants contained herein and in the Lease, Landlord and Tenant hereby agree as follows:

1.             Tenant Improvements. (a) Landlord shall cause to be performed the Tenant Improvements (herein, the “Tenant Improvements” or the “Work”) in the Demised Premises provided for in the Work Plans (as defined in Paragraph 2 hereof). Landlord shall proceed diligently to cause the Tenant Improvements to be Substantially Completed at or before the Commencement Date, subject to "Tenant Delay" and “Force Majeure Delay (as such terms are defined in Paragraph 4 hereof).

(b) Except as may be otherwise expressly provided in this Lease (including, without limitation, this Workletter), Tenant hereby accepts the Base Building (hereinafter defined) and the Building Systems in their present "as is" condition and with no representations or warranties as to their condition or suitability for Tenant's purposes. The term “Base Building” shall mean the structural portions of the Building, and the public restrooms, Building Systems and the systems and equipment located in the internal core of the Building on the floor on which the Demised Premises are located. The term “Building Systems” shall be defined as set forth in the Lease, including, without limitation, the mechanical, gas, steam, electrical, sanitary, HVAC, elevator, plumbing, and life-safety systems of the Building up to the point of connection of localized distribution to the Demised Premises (it being understood that the Building Systems shall not include any systems that Tenant installs in the Demised Premises). Nothing contained in this Section shall require Landlord to maintain or repair any systems located within the Demised Premises that distribute within the Demised Premises electricity, HVAC or water. Landlord represents and warrants that the Base Building and the Building Systems shall be in good working order and condition as of the Commencement Date.

2.             Design Drawings; MEP Drawings; CDs; Work Plans; and Cost Estimate.

(a)       (1) As of the date hereof, Tenant has submitted to Landlord the following (collectively, the “Design Drawings”): (i) the final space plan and test fitting for the Tenant Improvements and the Demised Premises (the “Tenant’s Space Plan”), which Tenant’s Space Plan generally indicates the functional and organizational relationship of the Demised Premises, the location and size of the Demised Premises, all demising partitions, interior walls and doors, the location and configuration of office areas, the layout of typical furniture and other special conditions and requirements of Tenant’s space; (ii) a complete description of all of the Tenant’s chosen finishes for the Tenant Improvements, and (iii) the technical requirements of the MEP Drawings (as such term is hereinafter defined) for the Tenant Improvements.

    (2) By no later than twenty-one (21) days after the date Landlord and Tenant have mutually executed and delivered to each other a copy of this Lease, Landlord shall deliver to Tenant for its review final construction drawings (the “CDs”) and complete and fully coordinated and detailed mechanical, electrical and plumbing drawings (“MEP Drawings”) for the Tenant Improvements, for all mechanical, electrical and plumbing improvements set forth in the Design Drawings and which are included in the CDs and based on the Design Drawings prepared and submitted by Tenant to Landlord by Tenant. The Design Drawings, CDs and MEP Drawings shall include at least the minimum information shown on the preliminary space plan attached hereto and incorporated herein as Attachment A.

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   (3) By no later than five (5) days after the date Tenant receives from Landlord the CDs and MEP Drawings, Tenant shall respond to Landlord in writing whether it approves the CDs and MEP Drawings, with such review and approval to be subject to the provisions hereinbelow set forth and if Tenant fails to approve same within such time period then same shall constitute a Tenant Delay (as described in Article 4 below). The CDs and MEP Drawings shall also be revised, and the Tenant Improvements shall be changed, to incorporate any work required in the Demised Premises by any local governmental field inspector, but such changes shall require the written approval of Tenant within two (2) days of submission of same by Landlord to Tenant, and if Tenant fails to approve same within such time period then same shall constitute a Tenant Delay (as described in Article 4 below). The CDs and MEP Drawings shall be subject to Tenant’s reasonable approval and the approval of all local governmental authorities requiring approval, if any. Tenant shall give its approval or disapproval (giving specific reasons in case of disapproval) of the CDs and MEP Drawings within five (5) days after their delivery to Tenant. Tenant agrees not to unreasonably withhold, delay or condition its approval of the CDs and MEP Drawings. Failure of Tenant to respond in writing to Landlord within said 5-day period shall be deemed approval of the CDs and MEP Drawings by Tenant; provided, however, that Landlord may at its option elect not to rely on any such “deemed approval” and may instead elect to require Tenant to approve same in writing. Tenant shall cooperate with Landlord by discussion or reviewing preliminary plans and specifications at Landlord’s request prior to completion of the full, final detailed CDs and MEP Drawings in order to expedite preparation of the CDs and MEP Drawings and the approval process.

(b)       Once the CDs and MEP Drawings have been approved as described hereinabove by Tenant, then the term “Plans” or "Work Plans", as used herein, shall mean the approved CDs and MEP Drawings for the Work. Following Tenant’s approval of the Work Plans, Landlord shall then obtain and submit to Tenant an estimate (“Cost Estimate”) of the Cost of the Work (as defined in Paragraph 3 below) from the General Contractor (hereinafter defined) and a proposed construction schedule established by the General Contractor. Within five (5) days after receipt of the Cost Estimate, Tenant shall either (i) approve such Cost Estimate or (ii) request that Landlord prepare revised Plans, modified so as to reduce costs, which revised Plans shall again be subject to Tenant’s approval and for Landlord’s subsequent preparation of a new Cost Estimate. Landlord shall have no obligation to commence or perform the Work until the Cost Estimate has been approved in writing by Tenant.

(c)       Landlord shall revise the Cost Estimate from time to time to reflect any estimated cost increases or decreases for the Work, including such adjustments as may be required with respect to any revisions to Plans requested by Tenant and approved by Landlord, or required by any local governmental agencies. As to revised costs resulting from revisions to the Plans requested by Tenant, Tenant shall approve in writing such revised costs shown in the Cost Estimate within three (3) Business Days after Landlord submits the revised Cost Estimate to Tenant. If such approval is not received by Landlord within such three (3) Business Day period, Tenant shall be deemed to have failed to approve such Cost Estimate and to have abandoned its request for revisions to the Plans. If any revisions to the Plans are required by a local governmental agency, Tenant shall be deemed to have approved any adjustments to the Cost Estimate resulting therefrom. If Landlord approves the revisions to the Plans requested by Tenant and Tenant approves the revised Cost Estimate, the Work to be performed by Landlord shall include the revisions to the Work shown in the revised Plans, and the total cost of such revisions to the Work and Plans requested by Tenant shall be included in and added to the Cost of the Work (as hereinafter defined) paid by Tenant. The Work to be performed by Landlord shall also include revisions to the Work required by any local governmental agency or local governmental field inspector, and the cost of any such revisions or changes to the Plans or Work shall also be added to and included in the Cost of the Work.

(d)       Landlord, in its sole discretion, may substitute for items, materials or finishes designated in the Work Plans other items, materials or finishes of comparable kind and quality, provided that Landlord shall not make any substitution for any items, materials or finishes that are specified by Tenant in the Plans. All Tenant Improvements to be done by Landlord and any installations in the Demised Premises as set forth in the Work Plans or otherwise shall be done using Building-standard specifications, materials, finishes and supplies, unless otherwise specified in the Plans. Landlord, at its sole option, may also change mechanical plans and specifications where necessary for the installation of air conditioning systems and ductwork, heating, electrical and plumbing and other mechanical plans for the Tenant Improvements, provided that any such changes shall not affect the aesthetics of the Demised Premises in Tenant’s reasonable judgment nor materially and adversely affect Tenant's use and occupancy of the Demised Premises for its intended purpose.

B-2

(e)       Landlord shall select a general contractor (“General Contractor”) of its choosing for construction of the Tenant Improvements.

3.            Cost of the Work and Landlord’s Maximum Contribution.

(a)       For purposes hereof, the “Cost of the Work” shall mean and include the following costs attributable by Landlord to the Work: (i) the cost of all materials and labor for contractor and subcontractor trade costs; (ii) general conditions (including rubbish removal, hoisting, permits, temporary facilities, safety and protection, cleaning, tools, blueprints and reproduction, telephone, temporary power, field supervision and other out-of-pocket costs of the Landlord or its agent and the General Contractor, and the like); (iii) premium cost of workers’ compensation, public liability, casualty and other insurance charged by contractors; (iv) contractors’ charges for overhead and fees; (v) architectural and engineering fees and any other “soft costs” incurred by Landlord, including, without limitation, the cost of the Plans and any revised Plans; and (vi) a fee payable to Landlord equal to two percent (2%) of the sum of the foregoing costs for Landlord’s overhead and construction management services.

(b)       Provided that Tenant is not in default hereunder or under the Lease, Landlord shall contribute a maximum amount (“Landlord’s Maximum Contribution”) of One Hundred Seventy Nine Thousand Two Hundred Thirty-Five and 00/100 Dollars ($179,235.00), as Landlord’s share of the Cost of the Work (which is equal to $45.00 per rentable square foot of the Demised Premises), for application to the extent thereof to the “hard” and “soft” costs of the Work, provided that a maximum of up to Thirty Five Thousand Eight Hundred Forty-Seven and 00/100 Dollars ($35,847.00) (which sum is equal to twenty percent (20%) of the Landlord's Maximum Contribution) of such Landlord’s Maximum Contribution in the aggregate may be used and applied toward “soft” costs associated with the Work (which includes only architectural, engineering, design and moving fees).

Tenant shall pay to Landlord, within ten (10) Business Days of demand, as Additional Rent under the Lease, any excess of the Cost of the Work over the amount of Landlord’s Maximum Contribution (“Excess Costs”). Landlord shall not be obligated to commence or continue the Work until Tenant has paid Landlord the Landlord’s estimate of such Excess Costs and all other costs and charges in connection with the Work for which Tenant is responsible hereunder. If, after the Plans have been approved or Work has commenced, the Cost Estimate or Work is revised such that Tenant owes Landlord additional amounts on account of the Cost of the Work, Landlord shall not be obligated to proceed or continue with the Work until Tenant has paid Landlord any such deficit. Any such deficit owed by Tenant shall be paid to Landlord within ten (10) days after issuance of the revised Cost Estimate. If the actual Cost of the Work is less than Landlord’s Maximum Contribution, Tenant shall not be entitled to receive a payment or a credit for such difference.

(c)       Tenant shall, in a timely manner, pay directly for all soft costs, including, but not limited to, all legal fees of Tenant’s counsel and moving expenses, incurred as a result of the Work, and such fees shall not be included as part of the Cost of the Work nor shall such fees be covered by Landlord’s Maximum Contribution, except as otherwise hereinabove expressly provided.

(d)       For the avoidance of any doubt, Tenant agrees that it shall be responsible, at its sole cost, for the installation of its telephone and data communications wiring and cabling and wired desk systems necessary or required for the operation of its business in the Demised Premises in accordance with the terms and conditions of the Lease and this Workletter, and such costs shall not be included as part of the Cost of the Work nor shall such fees be covered by Landlord’s Maximum Contribution.

B-3

4.             Delays in the Tenant Improvements. Notwithstanding any date which may be provided in the Lease for the commencement of the Term thereof, the Commencement Date and Tenant's obligation to pay Monthly Fixed Rent and/or Additional Rent thereunder for the Demised Premises shall not commence until Landlord shall have Substantially Completed the Tenant Improvements as set forth in Paragraph l hereof; provided, however, if Landlord shall be delayed in Substantially Completing the Tenant Improvements for any reason set forth in the following subparagraphs (a) through (j) ("Tenant Delay") or for any reason set forth in the following subparagraph (k) ("Force Majeure Delay”), then neither the Commencement Date nor the payment of Monthly Fixed Rent and Additional Rent thereunder for the Demised Premises shall be affected or deferred on account of such delay:

(a)       Tenant’s failure to respond and/or approve or disapprove the Plans, CDS, MEP Drawings or any changes requested to the Tenant Improvements by Landlord or any governmental authority, or Tenant’s failure to furnish the information required for the preparation of the same, as and when required hereby;

(b)       Tenant’s failure to approve the Cost Estimate within the initial time period prescribed in this Workletter after submittal by Landlord, or Tenant’s failure to approve any subsequent revisions to the Cost Estimate within the time periods prescribed herein for such approval;

(c)       Tenant's request for or use of any “Long Lead Items”, which are defined to be: (i) unique materials, finishes or installations or construction procedures which are substantially different from that which is standard or customary for the Building, or (ii) materials, finishes or installations or construction procedures substantially different from that shown in the initial space plan or any subsequent amendment made thereto (and approved by Tenant), or (iii) materials, finishes or installations or construction procedures resulting in the Tenant Improvements required by the Work Plans (as same may be revised from time to time), which identify any such Long Lead Item(s) and as a result thereof, taking longer to complete under standard construction procedures (e.g., without use of overtime or additional shifts and without necessitating other measures to expedite long lead time items) than originally projected by Landlord at the execution of this Lease (i.e., when Landlord developed its schedule for construction of the Tenant Improvements without the benefit of the Work Plans); provided, however, that Landlord shall designate any item as a Long Lead Item within five (5) Business Days after the later of (x) the date of its receipt of Tenant’s request for such item from Tenant and (y) the date Landlord determines such item is a Long Lead Item, failing which such item(s) shall not be deemed to be Long Lead Item(s).

(d)       Tenant’s failure to pay for any portion of the Tenant Improvements as and when payable by Tenant hereunder, within the time period described in Paragraph 3 above;

(e)       Tenant’s changes in the Tenant Improvements or the Work Plans, CDS, or MEP Drawings, after the approval thereof or deemed approval thereof as provided in Paragraph 2 above (notwithstanding Landlord’s approval of any such changes);

(f)       Any Change Order (as such term is hereinafter defined) requested by Tenant;

(g)       Landlord's determination that base building modifications are necessary in order to accommodate the Tenant Improvements; provided, however, Landlord shall advise Tenant in advance if any base building modifications will be necessary and whether the same may cause a delay in Substantially Completing the Tenant Improvements;

(h)       [Intentionally omitted;]

(i)          The entry by Tenant or Tenant's Contractors (as defined in Paragraph 6 below) in or about the Demised Premises or Building;

(j)       any other act, omission or delay by Tenant, its agents or contractors or persons employed by any of such persons, which actually delays Substantial Completion of the Tenant Improvements; and/or

(k)       any other cause beyond the reasonable control of Landlord, including, without limitation, strikes, lockouts, labor trouble, disorder, inability to procure materials, failure of power, restrictive governmental laws and regulations, riots, insurrections, war, fuel shortages, accidents, casualties and acts of God.

B-4

5.             Completion — Punch List.

(a)       When Landlord or its architect considers that the Tenant Improvements have been Substantially Completed or are about to be Substantially Completed in accordance with the provisions of subparagraph (d) below, Landlord shall notify Tenant as to the date or anticipated date of Substantial Completion and of a reasonable time and date for inspection of the Tenant Improvements. If such time and date for inspection are not reasonably acceptable to Tenant, Landlord and Tenant shall mutually agree upon another time and date, provided that Tenant shall not unreasonably delay such inspection. Tenant agrees to inspect the Demised Premises at such time and on such date and to execute at the time of such inspection Landlord's form of inspection report which shall be prepared by Landlord's architect and shall list items designated by said architect as not yet completed and any additional items which Landlord and Tenant, in good faith, agree are not yet completed (said list is hereinafter referred to as a "Punch List"). If Tenant does not appear for inspection on the date designated or agreed upon, Tenant shall be deemed to have accepted the Demised Premises as Substantially Completed and Landlord or its representative may execute such Punch List on behalf of both Landlord and Tenant. In the event of any dispute as to whether or not Landlord has Substantially Completed the Tenant Improvements, the decision of Landlord's architect, made in accordance with the provisions of subparagraph (d) below, shall be final and binding on the parties. Tenant agrees that, at the request of Landlord from time to time after the initial inspection, Tenant shall initial such Punch List or execute revised Punch Lists to reflect completion or partial completion of prior Punch List items.

(b)       At any time after Substantial Completion of the Tenant Improvements, Landlord may enter the Demised Premises to complete Punch List items, and such entry by Landlord or its agents, employees or contractors for such purpose shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under the Lease, or impose any other liability upon Landlord or its agents, employees or contractors.

(c)       Except as may be otherwise expressly provided in this Lease (including, without limitation, this Workletter), if the Demised Premises or any part thereof are used or occupied by the Tenant or Tenant's agents, contractors or employees to conduct its business therein prior to Substantial Completion, it is agreed that the Tenant Improvements affecting said Demised Premises shall then be deemed accepted by Tenant "as is" and Landlord shall have no obligation to complete any incomplete items; provided, however, that at the request of either party hereunder, Landlord and Tenant, acting reasonably, shall prepare a Punch List prior to such occupancy showing incomplete items to be completed by Landlord. Notwithstanding the foregoing, no such use or occupancy prior to Substantial Completion shall be permitted without Landlord's consent, in Landlord's sole discretion, except as may be otherwise expressly provided in Section 6 hereof.

(d)       The phrases "Substantial Completion", "Substantially Completed" or "Substantially Complete", as used in the Lease and/or this Exhibit (whether such terms, as used herein, are initially capitalized or not), shall mean that the Tenant Improvements have been completed (except for such incomplete items as would not materially interfere with the use of any portion of the Demised Premises for its intended uses as described in the Lease) and final inspection approvals have been granted by the local governing authority. Landlord shall use commercially reasonable efforts to obtain a temporary or final certificate of occupancy (or its reasonable equivalent) for the Demised Premises within sixty (60) days after the Commencement Date, but if Landlord fails to so obtain same within such period it further covenants in any event to obtain same as soon as is reasonably practicable under the circumstances.

The Tenant Improvements shall be deemed to be Substantially Complete on the date on which the Tenant Improvements would have been Substantially Complete but for Tenant Delay or Force Majeure Delay or on such earlier date as the Work shall be deemed to be Substantially Complete pursuant to Paragraph 5(c) above.

B-5

6.             Access by Tenant Prior to the Commencement Date.

(a)       Landlord shall permit Tenant and Tenant's agents, suppliers, contractors, subcontractors and workmen (collectively, "Tenant's Contractors"), who have been approved by Landlord as hereinafter provided, to enter the Demised Premises no earlier than fourteen (14) days prior to the Commencement Date to enable Tenant to install its telephone and computer cabling and its furniture, fixtures or equipment or do such other things as may be reasonably required by Tenant to make the Demised Premises ready for Tenant's occupancy, and to inspect the progress of the Tenant Improvements. Any such permitted entry or access by Tenant or Tenant’s Contractors and any work which may be performed in the Demised Premises in connection therewith shall be subject to all of the applicable terms and conditions of this Workletter and the Lease, including, without limitation, Articles 6 and 10 thereof. Tenant covenants and agrees that it shall at its sole cost commence the installation and wiring of telephone, data, cabling and communications equipment and wired desk systems, necessary or required for the operation of its business in the Demised Premises in accordance with the terms and conditions of the Lease and this Workletter, within three (3) days after receipt of written notice from Landlord or its agent directing Tenant to commence such work and Tenant covenants that it shall complete such installation and wiring within the timeframe allotted by the General Contractor to complete such work, within the early access period stated in this Section 6(a). Subject to the provisions of this Section 6, Tenant shall have access to the Demised Premises during the progress of the Work to perform the foregoing work.

(b)       Tenant shall notify Landlord of the identity of Tenant's Contractors not less than five (5) days prior to the initial entry into the Demised Premises by any such Tenant's Contractors, and Landlord shall have the right to approve or disapprove any of Tenant's Contractors.

(c)       Tenant agrees that if permission is granted Tenant for early entry under this Paragraph, then Tenant covenants and agrees that (i) Tenant and Tenant's Contractors and their activities in the Demised Premises and Building will not interfere with or delay the completion of the Tenant Improvements to be done by Landlord and will not interfere with other construction by Landlord, its contractors and subcontractors and their agents and employees or occupants of the Building and their contractors in or about the Demised Premises or Building, and (ii) Landlord, its contractors and subcontractors and their agents and employees shall have priority over Tenant and Tenant's Contractors in performing work within the Demised Premises or Building, including, without limitation, the use of hoists and elevators.

(d)       Landlord shall have the right to withdraw its early occupancy permission given under this Paragraph 6 upon written notice to Tenant if Landlord determines that any material or substantial interference or delay has been or may be caused. Tenant agrees that any such entry into the Demised Premises shall be at Tenant's own risk and Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of the Tenant's property or installations made in the Demised Premises.

(e)       Tenant shall promptly pay to each of Tenant's Contractors when due the cost of any work done by such Tenant's Contractor and, if required by Landlord, shall deliver to Landlord evidence of payment to each such party, together with contractors' affidavits, partial and full and final waivers of all liens for labor, service or materials and such other documents as Landlord may request.

(f)       Any work performed by Tenant or Tenant's Contractors shall be done in a first-class workmanlike manner using only first-class grades of materials and shall comply with all of Landlord's rules and requirements and all applicable laws, ordinances, rules and regulations of governmental departments or agencies.

(g)       Any work done by Tenant or Tenant's Contractors will be scheduled and coordinated through Landlord and shall be performed under the supervision and control of Landlord to the extent Landlord determines to be necessary.

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(h)       Subject to the releases and waivers of subrogation contained in or required by this Lease, Tenant agrees to protect, defend, indemnify and save harmless Landlord and its officers, directors, managers, members, partners, employees and agents from all liabilities, costs, damages, fees and expenses arising out of or connected with the activities of Tenant or Tenant's Contractors in or about the Demised Premises or Building, including, without limitation, the cost of any repairs to the Demised Premises or Building necessitated by activities of Tenant or Tenant's Contractors. The liability of Tenant to indemnify Landlord, as hereinabove set forth, (i) shall not extend to liability resulting solely from the negligence or willful misconduct of Landlord and Landlord's contractors, agents or employees, (ii) shall be in proportion to Tenant's allocable share of any joint negligence or willful misconduct with Landlord, and (iii) shall not extend to any matter against which Landlord shall be effectively protected by insurance; provided, however, that if any such liability shall exceed the amount of the effective and collectable insurance in question, the said liability of Tenant shall apply to such excess. In addition, prior to the initial entry into the Building or the Demised Premises by Tenant or any of Tenant's Contractors, Tenant shall furnish Landlord, at Tenant's sole cost, with policies of insurance required by the Lease and with any additional insurance covering Landlord and its officers, directors, partners, managers, members, employees and agents as insured parties, with such coverages and in such amounts as Landlord may then reasonably require, in order to insure Landlord and its officers, directors, partners, employees or agents against loss or liability for injury or death or damage to property arising out of or connected with any activities of Tenant or Tenant's Contractors. Tenant acknowledges that the foregoing indemnity shall be in addition to the insurance requirements set forth herein and shall not be in discharge of or in substitution for same.

(i)          Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to be attached to or be placed upon Landlord's title or interest in the Demised Premises, Building or underlying land and the Complex, and any and all liens and encumbrances created by Tenant shall attach to Tenant's interest only. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed upon the Demised Premises, Building or land and the Complex, with respect to work or service claimed to have been performed for, or materials claimed to have been furnished to, Tenant or the Demised Premises by Tenant's Contractors, and in case of any such lien attaching, Tenant covenants and agrees to cause it to be immediately released and removed of record. In the event that such lien is not immediately released and removed or bonded within twenty (20) days after such lien, or notice thereof, is filed, Landlord, at its sole option, may take all action necessary to release and remove such lien (without any duty to investigate the validity thereof) and Tenant shall promptly upon notice reimburse Landlord for all actual sums, costs and expenses (including reasonable attorneys' fees) incurred by Landlord in connection with such lien.

7.             Waiver of Claims; One (1) Year Warranty. (A) Except as may be otherwise expressly set forth herein, Tenant hereby waives all claims by the Tenant, except those arising from Landlord's failure to complete in due course the Tenant Improvements and the incomplete items, if any, described on the Punch List. THE FOREGOING RELATING TO COMPLETION OF PUNCH LIST ITEMS ONLY CONSTITUTES LANDLORD'S ONLY WARRANTY. ALL IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, THOSE OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY NEGATED AND WAIVED.

(B)       Landlord shall cause the General Contractor to guarantee to Tenant and for the benefit of Landlord that the Tenant Improvements shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of Substantial Completion of the Tenant Improvements and shall cause the General Contractor to assign to Tenant any assignable warranties. The General Contractor (and not Landlord) shall be responsible for the replacement or repair, without additional charge, of all Work done or furnished in accordance with the construction contract it entered into that shall be discovered as defective within such one (1) year period, provided, however, if the General Contractor does not resolve any such claims within a commercially reasonable period after a claim has been submitted by Tenant to the General Contractor (with a copy thereof simultaneously sent to Landlord), then Landlord shall use commercially reasonable efforts to cause the General Contractor to resolve such claim with Tenant and Landlord shall also use commercially reasonable efforts to enforce said warranty as described above.

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8.            Changes in Tenant Improvements.

(a)       Landlord or any contractor hired by Landlord may make minor changes in the Tenant Improvements arising during the construction process not inconsistent with the intent hereof and Landlord shall use commercially reasonable efforts to notify Tenant of such change to the extent reasonably feasible.

(b)       Tenant, at its own expense, may make changes in the Tenant Improvements by submitting to Landlord the required revised Work Plans for approval or disapproval in accordance with the approval/disapproval standards described in Paragraph 2 hereof. In the event Tenant submits revised Work Plans which are approved by Landlord, Landlord will thereafter submit a proposal (the "Proposal") to Tenant for approval showing (i) the increased cost of the Tenant Improvements resulting from the proposed changes and (ii) the delay in completion of the Tenant Improvements anticipated as a result of the proposed changes (it being understood that Tenant's request for a change may constitute "Tenant Delay" pursuant to Paragraph 4 and the date of Substantial Completion shall not be delayed or extended by reason thereof). The increased cost of the Tenant Improvements shall reflect all anticipated changes relating to said Tenant changes, and shall be paid for by Tenant to Landlord on demand at any time as Additional Rent. The Proposal shall include a form of Change Order which shall set forth the anticipated time to perform such change(s) and the anticipated adjustment to the cost of the Tenant Improvements ("Change Order"). Tenant may approve the Proposal by executing and delivering the Change Order to Landlord within the time period specified in the Proposal (or within forty-eight (48) hours, if no period is required). If Tenant fails to approve the Proposal within the specified time period, Tenant shall be deemed to have abandoned its request for changes in the Tenant Improvements and Landlord may proceed with the Tenant Improvements without regard to such requested changes. If at any time Tenant has requested changes, or Landlord has delivered a Proposal to Tenant and Tenant has not yet approved the Proposal, Landlord may at its election cease any portions of Tenant Improvements affected by such changes, and delays caused by such cessation of Tenant Improvements shall constitute a "Tenant Delay" as defined in Paragraph 4 hereof.

9.             Miscellaneous.

(a)       The Tenant Improvements shall be done by Landlord, or its designees, contractors or subcontractors, in accordance with the terms, conditions and provisions herein contained.

(b)       Except as herein expressly set forth or in the Lease, Landlord has no agreement with Tenant and has no obligation to do any other work with respect to the Demised Premises including, but not limited to, Tenant's telephone, computer cabling and fixture and furniture installation, all of which shall be Tenant's sole responsibility. Any other work in the Demised Premises which Tenant may be permitted by Landlord to perform prior to the Commencement Date shall be done at Tenant's sole cost and expense and in accordance with the terms and conditions of the Lease and the terms and provisions of Paragraph 6 of this Work Letter and such other requirements as Landlord deems necessary or desirable. Any additional work or alterations to the Demised Premises desired by Tenant after the Commencement Date shall be subject to the provisions of the Lease.

(c)       If the Work Plans for the Tenant Improvements require the construction and installation of more fire hose cabinets or telephone/electrical closets than the number regularly provided by Landlord in the core of the Building in which the Demised Premises are located, Tenant agrees to pay all reasonable costs and expenses arising from the construction and installation of such additional fire hose cabinets or telephone/electrical closets as part of the Cost of the Work hereunder.

(d)       Landlord is entitled to all available investment tax credits, if any, for the Tenant Improvements paid for and property acquired by Landlord pursuant to the Lease and this Work Letter. Nothing in the Lease or this Work Letter shall be construed as an agreement by Landlord to pass any investment tax credits through to Tenant.

(e)       Time is of the essence of this Work Letter.

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(f)       This Work Letter shall not be deemed applicable to any additional space added to the Demised Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the Demised Premises or any additions thereto in the event of a renewal or extension of the Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided herein, in the Lease or any amendment or supplement thereto.

(g)       Tenant's failure to pay any amounts owed by Tenant hereunder when due (beyond the expiration of any applicable notice or cure periods provided in the Lease) or Tenant's failure to perform its obligations hereunder shall also constitute a default under the Lease, and Landlord shall have all the rights and remedies granted to Landlord under the Lease for nonpayment of any amounts owed thereunder or failure by Tenant to perform its obligations thereunder. Notices under this Work Letter shall be given in the same manner as under the Lease.

(h)       The liability of Landlord hereunder or under any amendment hereto or any instrument or document executed in connection herewith (including, without limitation, the Lease) shall be limited to and enforceable solely against Landlord's interest in the Building.

10.           LEED Certification. Provided that Tenant shall not incur any material expense in connection therewith, Tenant shall fully cooperate with Landlord in any programs in which Landlord may elect (if any) to participate relating to the Building’s (i) energy efficiency, management, and conservation; (ii) water conservation and management; (iii) environmental standards and efficiency; (iv) recycling and reduction programs; and/or (v) safety, which participation may include, without limitation, the Leadership in Energy and Environmental Design (LEED) program and related Green Building Rating System promoted by the U.S. Green Building Council. All carbon tax credits and similar credits, offsets and deductions are the sole and exclusive property of Landlord.

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ATTACHMENT A

MINIMUM INFORMATION FOR WORK PLANS

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Cellectar Exhibit A

100 Campus Drive

Park Avenue at Morris Township
Florham Park, NJ
Suite 207

KIMMERLE NEWMAN
ARCHITECTS, PA
architecture
planning
interiors
264 South Street
Morristown, New Jersey 07960
973 538 8885
www.kimmerle.com

DEMISED PREMISES
LOBBY

EXHIBIT C

RULES AND REGULATIONS

1.	No sign, placard, picture, advertisement, name, or notice shall be installed or displayed on any part of the exterior or interior Common Areas of the Building without the prior written consent of Landlord, which consent Landlord may withhold using its sole discretion. Landlord shall have the right to remove, at Tenant’s expense and without notice, any sign installed or displayed in violation of this rule. All approved signs or lettering on doors and walls shall be printed, painted, affixed, or inscribed at the expense of Tenant by a person chosen by Landlord.

2.	No awning shall be permitted on any part of the Demised Premises. Tenant shall not place anything against or near glass partitions or doors or windows which may appear unsightly from outside the Demised Premises.

3.	Landlord shall retain the right to control and prevent access to the Building of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation, and interests of the Building and its tenants; provided that nothing herein contained shall be construed to prevent such access to persons with whom any tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. No tenant and no employee or invitees of any tenant shall go upon the roof of the Building.

4.	All cleaning and janitorial services for the Building and for the Demised Premises shall be provided exclusively through Landlord and, except with the written consent of Landlord, no person or persons other than those approved by Landlord shall be employed by Tenant or permitted to enter the Building for the purpose of cleaning the same. Tenant shall not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Demised Premises.

5.	Landlord will furnish Tenant, free of charge, a reasonable number of access cards (but in any event, a minimum of thirteen (13)), to the Building and the Demised Premises. Landlord may charge a reasonable amount for any additional cards requested by Tenant. Tenant shall not alter any lock or install a new additional lock or bolt on any door of its Demised Premises. Tenant, upon the termination of its tenancy, shall deliver to Landlord any cards that have been furnished to Tenant, and in the event of loss of any cards so furnished, shall pay Landlord therefor.

6.	If Tenant requires telephonic, burglar alarm, or similar services, it shall first obtain, and comply with, Landlord’s instructions in their installation.

7.	Any freight elevator shall be available for use by all tenants in the Building, subject to such reasonable scheduling as Landlord, in its discretion, shall deem appropriate. No equipment, materials, furniture, packages, supplies, merchandise, or other property will be received in the Building or carried in the elevators except between such hours and in such elevators as may be designated by Landlord.

8.	Tenant shall not place a load down upon any floor of the Demised Premises that exceeds the load per square foot which such floor was designed to carry and that is allowed by law. Landlord shall have the right to prescribe the weight, size, and position of all equipment, materials, furniture, or other property brought into the Building. Heavy objects shall, if considered necessary by Landlord, stand on such platforms as determined by Landlord to be necessary to properly distribute the weight. Any object belonging to Tenant that causes noise or vibration that may be transmitted to the structure of the Building or to any tenants in the Building shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. The persons employed to move such equipment in or out of the Building must be acceptable to Landlord. Landlord shall not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.

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9.	Tenant shall not use or keep in the Demised Premises any kerosene, gasoline, or inflammable or combustible fluid, or material other than those limited quantities necessary for the operation or maintenance of office equipment. Tenant shall not use or permit to be used in the Demised Premises any foul or noxious gas or substance, or permit or allow the Demised Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors, or vibrations, nor shall Tenant bring into or keep in or about the Demised Premises any birds or animals.

10.	Tenant shall not use any method of heating or air-conditioning other than that supplied by Landlord.

11.	Tenant shall cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air-conditioning and to comply with any governmental energy-saving rules, laws, or regulations of which Tenant has actual notice, provided that Tenant shall not incur any unreasonable expense in connection therewith, and shall refrain from attempting to adjust controls other than room thermostats installed for Tenant’s use. In addition, Tenant shall cooperate with Landlord in any other reasonable efforts to promote energy efficiency and/or “green” initiatives, provided that Tenant shall not incur any unreasonable expense in connection therewith.

12.	[Intentionally Omitted.]

13.	Landlord reserves the right to exclude from the Building, between the hours of 6 p.m. and 8 a.m. the following day, or such other hours as may be established from time to time by Landlord, and on Sundays and legal holidays, any person, unless that person is known to the person or employee in charge of the Building or has a pass and is properly identified. Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons. Landlord shall not be liable for damages for any error in regard to the admission to or exclusion from the Building of any person. Landlord reserves the right to prevent access to the Building in case of invasion, mob, riot, public excitement, or other commotion by closing the doors or by other appropriate action.

14.	Tenant shall not obtain for use on the Demised Premises ice, drinking water, food, beverage, towel, or other similar services, or accept barbering or bootblacking services upon the Demised Premises, except at such hours and under such regulations as may be fixed by Landlord.

15.	The toilet rooms, urinals, wash bowls, and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown into same. The expense of any breakage, stoppage, or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or invitees, shall have caused it.

16.	Tenant shall not sell, or permit the sale at retail, of newspapers, magazines, periodicals, theater tickets, or any other goods or merchandise to the general public in or on the Demised Premises. Tenant shall not make any room-to-room solicitation of business from other tenants in the Building.

17.	Tenant shall not install any radio or television antenna, loudspeaker, or other device on the roof or exterior walls of the Building. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.

18.	Landlord reserves the right to direct electricians as to where and how telephone and telegraph wires are to be introduced to the Demised Premises. Tenant shall not cut or bore holes for wires. Tenant shall not affix any floor covering to the floor of the Demised Premises in any manner except as approved by Landlord. Tenant shall repair any damage resulting from noncompliance with this rule.

19.	Tenant shall not install, maintain, or operate upon the Demised Premises any vending machine without the written consent of Landlord.

20.	Canvassing, soliciting, and distribution of handbills or any other written material, and peddling in the Building are prohibited, and each tenant shall cooperate to prevent same.

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21.	Landlord reserves the right to exclude or expel from the Building any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the Rules and Regulations of the Building.

22.	Tenant shall store all of its trash and garbage within the Demised Premises. Tenant shall not place in any trash box or receptacle any material that cannot be disposed of in the ordinary and customary manner of trash and garbage disposal or that does not originate from materials utilized by Tenant at the Demised Premises. All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord.

23.	The Demised Premises shall not be used for the storage of merchandise held for sale to the general public, or for lodging or for manufacturing of any kind, nor shall the Demised Premises be used for any improper, immoral, or objectionable purpose. No cooking shall be done or permitted by any tenant on the Demised Premises, except that use by Tenant of Underwriters’ Laboratory-approved equipment for brewing coffee, tea, hot chocolate, and similar beverages and for heating pre-prepared foods (such as a microwave oven) shall be permitted, provided that such equipment and use is in accordance with all applicable federal, state, county, and city laws, codes, ordinances, rules, and regulations.

24.	Tenant shall not use in any space or in the public halls of the Building any hand trucks, except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may approve. Tenant shall not bring any other vehicles of any kind into the Building.

25.	Without the written consent of Landlord, Tenant shall not use the name of the Building in connection with or in promoting or advertising the business of Tenant, except as Tenant’s address.

26.	Tenant shall comply with all safety, fire protection, and evacuation procedures and regulations established by Landlord or any governmental agency.

27.	Tenant assumes any and all responsibility for protecting the Demised Premises from theft, robbery, and pilferage.

28.	The requirements of Tenant will be attended to only upon written application to the office of the Building Manager by an authorized individual.

29.	Tenant shall not park its vehicles in any parking areas designated by Landlord as areas for parking by visitors to the Building. Tenant shall not leave vehicles in the Building parking areas overnight. Landlord reserves the right, but shall not be obligated to, require that (i) Tenant’s and Tenant’s employees’ vehicles be stickered with an identification sticker and (ii) vehicles parked in violation of the Lease (including the rules and regulations) be towed at Tenant’s expense without any liability of Landlord with respect to the same. Furthermore, Tenant consents to the municipal enforcement of Title 39 of the New Jersey Statutes regarding handicapped parking spaces.

30.	Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Building.

31.	These Rules and Regulations are in addition to and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements, and conditions of any lease of premises in the Building. In the event of conflict between the provisions contained in this Lease and these Rules and Regulations, the provisions of this Lease shall prevail.

32.	Landlord reserves the right to make such other and reasonable Rules and Regulations as, in its judgment, may from time to time be needed for safety and security, for care and cleanliness of the Building and the Complex and for the preservation of good order therein. Tenant agrees to abide by all such Rules and Regulations hereinabove stated and any additional rules and regulations which are adopted.

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33.	Tenant shall be responsible for the observance of all of the foregoing rules by Tenant’s employees, agents, clients, customers, invitees, and guests.

34.	All noisy work to be performed by Tenant, its agents or employees, that will affect the neighboring occupants of the Building, such as core drilling, trenching, shooting track, assembling of metal studs, etc., must be completed before 8 am or performed after 6pm.

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EXHIBIT D

CLEANING SERVICES

1.	General Cleaning:

Nightly

a.	Empty and clean all waste receptacles, removing waste to a designated central location for disposal. Landlord is to provide for disposal of waste.

b.	Empty and clean all ash trays and receptacles.

c.	Remove all fingerprints, smudges, and other marks from metal partitions, doors, and other surfaces.

d.	With respect to a kitchen area (if applicable), rinse out coffee pots, turn off burners to coffee pots, spot clean walls for coffee spillage, clean sink, and clean tables and chairs in such area.

Weekly

e.	Hand dust and clean all office furniture that has been cleared of papers, boxes, and/or personal items, ledges, chair rails, baseboards, and window sills.

2.	Floors

Group A - Granite, ceramic tile, marble, terrazzo

Group B - Linotile, asphalt, koroseal, plastic vinyl, wood, rubber, or other composition floors and base.

Nightly

a.	All floors in Group A to be swept, wet mopped and rinsed.

b.	All floors in Group B to be dry mopped.

Weekly

c.	All floors in Group B to be damp mopped.

Every six (6) months

d.	All floors to be scrubbed and buffed.

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3.	Vacuuming

Nightly

a.	Vacuum or carpet sweep all rugs and carpeted areas.

Monthly

b.	Brush or dust by hand carpet edges inaccessible to high pressure vacuum attachments.

4.	High Dusting

Every six (6) months

a.	Dust all clothes closet shelving, pictures, charts, graphs, etc.

b.	Dust clean all vertical surfaces such as walls, partitions, door bucks, and other surfaces.

c.	Dust all venetian blinds.

   Special service

Records and General Storage Area

Floors are to be broom cleaned weekly. Files and exposed open shelves dusted once every three (3) months.

5.	Other Services

a.	Landlord shall supply all soap, towels, and toilet tissue in both men’s and women's rooms and sanitary napkins in coin dispensers in the women’s rooms.

b.	Landlord shall supply all coin operated dispensers and shall be responsible for the servicing of same and for the collection of money from the machine.

c.	During the Term of this Lease the dispenser price for sanitary napkins shall not exceed a price equal to 150% of the wholesale price paid by Landlord.

6.	Carpeting

In addition to the aforementioned nightly and weekly vacuuming, Landlord shall do the following:

Weekly

All carpeting is to be spot cleaned, removing all stains, smudges, and unsightly appearances.

7.	Glass

Monthly

a.       Clean all partitions and furniture glass.

Annually

b.	Clean all perimeter windows, both inside and out.

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8.	Kitchen Areas

Nightly

a.	Clean all tables, chairs, counters, and sinks.

b.	Spot cleaning of walls.

c.	Cleaning of coffee pots.

9.	General

a.	All lights are to be extinguished and the doors as specified by Tenant are to be locked after cleaning is completed.

b.	All personnel are to be uniformed and clean in appearance during business hours.

c.	Cleaning of all private bathrooms shall be subject to additional charges shall be determined on a case-by-case basis.

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EXHIBIT E

Parking Plan

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EXHIBIT F

HVAC SPECIFICATIONS

The design criteria for the HVAC system are as follows:

1.	Outside design conditions:

Summer: 91 degrees dry bulb/76 degrees wet bulb

Winter: 14 degrees dry bulb

2.	Inside design conditions:

Summer: 75 degrees dry bulb

Winter: 70 degrees dry bulb

3.	Interior heat gains:

Tenant power and lights: 4.1 watts/square foot

Density of people: 1 per 200 square feet.

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EXHIBIT G

CONTRACTOR REGULATIONS

1.	PARKING. All loading, unloading, and parking of vehicles of the contractor approved by Landlord (the “Approved Contractor”) and of its employees shall be done only in areas designated by Landlord.

2.	STORAGE OF EQUIPMENT. Storage of all tools, equipment, and supplies is limited to the Demised Premises.

3.	ENTRY TO DEMISED PREMISES. Deliveries and all entries by Approved Contractor shall be arranged and approved by Landlord, prior to the commencement of any deliveries or entries, through Landlord’s management agent’s office.

4.	OUTSIDE WORK. All work is to be completed in the Demised Premises only. No work is to be performed in the Common Areas or other tenant spaces without Landlord’s prior approval, which may be withheld using its sole discretion.

5.	LOANING OF EQUIPMENT. No Building equipment will be loaned to the Approved Contractor.

6.	QUALITY OF WORK. Approved Contractor work shall be performed in a thorough, first-class, and workmanlike manner and shall be in good and usable condition at the date of completion thereof.

7.	ODORS. Proper care must be taken when working with glues, paints, and any other materials requiring special ventilation so that objectionable odors do not waft into the Common Area or other tenant spaces.

8.	ROOF. Approved Contractor shall not go on the roof without the prior written approval of Landlord, which may be withheld using its sole discretion.

9.	NO ASBESTOS. All materials incorporated in the Demised Premises by the Approved Contractor shall be 100 percent free of asbestos-containing materials.

10.	ELECTRICAL ROOM. The Approved Contractor shall not enter the electrical room without Landlord’s permission.

11.	FIRE EXTINGUISHER. The Approved Contractor shall keep fire extinguishers in the Demised Premises at all times.

12.	NO SMOKING. No smoking in the Building, including the Demised Premises.

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